EXHIBIT 10.5

GORDON & SILVER, LTD.
GERALD M. GORDON, ESQ.
Nevada Bar No. 229
WILLIAM M. NOALL, ESQ.
Nevada Bar No. 3549
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
3960 Howard Hughes Pkwy, 9th Fl.
Las Vegas, Nevada 89109
Telephone (702) 796-5555
Facsimile (702) 369-2666

Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

In re		Case No. BK-N-00-33467-GWZ Chapter 11
Joint Administration With:
FITZGERALDS GAMING		BK-N-00-33468	(Fitzgeralds South, Inc.)
CORPORATION, a Nevada corporation,		BK-N-00-33469	(Fitzgeralds Reno, Inc.)
		BK-N-00-33470	(Fitzgeralds, Inc.)
Debtor.		BK-N-00-33471	(Fitzgeralds Las Vegas, Inc.)
		BK-N-00-33472	(Fitzgeralds Mississippi, Inc.)
☐ Affects this Debtor.	/	BK-N-00-33473	(Fitzgeralds Black Hawk, Inc.)
		BK-N-00-33474	(Fitzgeralds Black Hawk II, Inc.)
		BK-N-00-33475	(101 Main Street LLC)
☒ Affects all Debtors.	/	BK-N-00-33476	(Fitzgeralds Fremont Experience

☐ Affects FITZGERALDS SOUTH, INC.,
a Nevada corporation,	/	DISCLOSURE STATEMENT TO
ACCOMPANY DEBTORS FIRST AMENDED
PLAN OF REORGANIZATION
☐ Affects FITZGERALDS RENO, INC.,
a Nevada corporation,	/

☐ Affects FITZGERALDS INCORPORATED,
a Nevada corporation,	/

☐ Affects FITZGERALDS LAS VEGAS, INC.,
a Nevada corporation,	/

☐ Affects FITZGERALDS MISSISSIPPI, INC.,
a Mississippi corporation,	/

☐ Affects FITZGERALDS BLACK HAWK,
INC., a Nevada corporation,	/

☐ Affects FITZGERALDS BLACK HAWK II,		Date: February 10, 2003
INC., a Colorado corporation,	/	Time: 2:00 p.m.

☐ Affects 101 MAIN STREET LIMITED
LIABILITY COMPANY, a Colorado limited	/
liability company,

☐ Affects FITZGERALDS FREMONT
EXPERIENCE CORPORATION,
a Nevada corporation,	/

A. Introduction
I. INTRODUCTION
II. INFORMATION REGARDING THE PLAN AND DISCLOSURE STATEMENT
III. REPRESENTATIONS
IV. GENERAL OVERVIEW OF THE PLAN
V. SUMMARY OF VOTING PROCESS
A. Who May Vote to Accept or Reject the Plan
B. Summary of Voting Requirements
VI. DESCRIPTION OF THE DEBTORS
A. General Corporate Structure
1. Fitzgeralds Gaming Corporation
2. Fitzgeralds South, Inc
3. Fitzgeralds Reno, Inc
4. Fitzgeralds, Inc
5. Fitzgeralds Las Vegas, Inc
6. Fitzgeralds Mississippi, Inc
7. Fitzgeralds Black Hawk, Inc
8. Fitzgeralds Black Hawk II, Inc
9. 101 Main Street Limited Liability Company
10. Fitzgeralds Fremont Experience Corporation
11. Current Ownership of Subsidiary Equity Securities
B. Description Of The Operating Properties
1. Fitzgeralds Las Vegas
2. Fitzgeralds Reno
3. Fitzgeralds Tunica
4. Fitzgeralds Black Hawk
VII. OFFICERS AND DIRECTORS OF THE DEBTORS
A. Philip D. Griffith
B. Michael E. McPherson
C. Max L. Page
D. Patricia A. Becker
E. Philip P. Hannifin
F. Paul H. Manske
VIII. EVENTS LEADING UP TO THE FILING OF THE BANKRUPTCY CASES
A. Prepetition Default
B. The Workout and Bankruptcy Filing
C. Debtors’ Pre-Bankruptcy Operating Results
IX. SIGNIFICANT EVENTS DURING THE REORGANIZED CASES
A. First Day Motions
1. General Ex Parte Applications
B. Other Pleadings
1. Assumption of Reno Parking Garage Ground Lease
2. Assumption of Real Property Leases
X. DETAILED DESCRIPTION OF THE PLAN
A. Treatment of Unclassified Claims Under the Plan
1. Treatment of Administrative Claims
2. Treatment of Preserved Ordinary Course Administrative Claims
3. Retention and Severance
4. Cash Distribution Incentive
5. Treatment of Priority Tax Claims
B. Classification of Treatment of Claims and Equity Interests Under the Plan.
1. Treatment of Class 1 (Priority Wage Claims)
2. Treatment of Class 2 (Priority Benefit Plan Contribution Claims)
3. Treatment of Class 3 (Priority Customer Deposit Claims)
4. Treatment of Class 4 (Secured Tax Claims)
5. Treatment of Class 5 (Miscellaneous Secured Claims)
6. Treatment of Class 6 (Noteholders Secured Claims)
7. Treatment of Class 7 (General Unsecured Claims)
8. Treatment of Class 8 (Noteholder Deficiency Claims)
9. Noteholder Deficiency Claims
10. Treatment of Class 9 (Intercompany Claims)
11. Treatment of Class 10 (Subsidiary Equity Securities)
12. Treatment of Class 11 (Old FGC Preferred Stock)
13. Treatment of Class 12 (FSI Warrant Claims)
14. Treatment of Class 13 (Old FGC Common Stock)
C. Means of Implementation of the Plan
1. Plan Implementation Steps Occurring on Effective Date
2. Distribution of Plan Distribution Cash
3. Notice of Effectiveness
4. Surrender of Securities or Debt Instruments
5. Ratification of Liquidation Trust
6. No Corporate Action Required
7. Informal Committee
8. Duties of Indenture Trustee
9. Executory Contracts and Unexpired Leases
10. Indemnification Obligations
D. Conditions to Confirmation of Plan
1. Conditions To Confirmation
2. Conditions To Effectiveness
3. Waiver of Conditions
XI. RISK FACTORS
XII. POST EFFECTIVE DATE OPERATIONS AND PROJECTIONS
A. Summary of Title to Property and Dischargeability
1. Revesting of Assets
2. Preservation of Litigation Claims
3. Discharge
4. Injunction
B. Exculpation and Limitation of Liability
C. Post Confirmation Reporting and Quarterly Fees to the United States Trustee
XIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES
A. Introduction
B. Tax Consequences To The Debtors
1. Sale of Business Assets
2. Cancellation of Debt
3. Distribution of Liquidation Trust Shares
C. Taxation of the Liquidation Trust
1. General
2. Holders of Liquidation Trust Shares
D. Tax Consequences to Creditors
1. General
2. Receipt of Liquidating Trust Shares
3. Treatment of Accrued Interest
4. Character of Gain or Loss Recognized
5. Long-term vs. Short-term Gains and Losses
6. Withholding
E. Tax Consequences To Holders Of FGC Equity Securities
1. Old FGC Common Stock
2. Old FGC Preferred Stock
3. Subsidiary Equity Securities
4. FSI Warrant Claims
XIV. SECURITIES LAW CONSIDERATION
A. Exemptions from Registration
1. Securities Act of 1933, As Amended (the “1933 Act”)
2. Securities Exchange Act of 1934, As Amended (the “1934 Act”)
3. Trust Indenture Act of 1939, As Amended (the “TIA”)
4. Investment Company Act of 1940, As Amended (the “1940 Act”)
B. Restrictions on Transfer
XV. GAMING REGULATION AND LICENSING
XVI. CONFIRMATION OF THE PLAN
A. Confirmation of the Plan
B. Objections to Confirmation of the Plan
1. Best Interest of Creditors and Liquidation Analysis
2. Feasibility
3. Accepting Impaired Class
4. Acceptance of Plan
5. Confirmation over Dissenting Class (“Cram Down”)
6. Allowed Claims
7. Impaired Claims and Equity Securities
8. Voting Procedures
XVII. ALTERNATIVE TO THE PLAN
A. Alternative Plans of Reorganization
B. Liquidation Under Chapter 7
C. Preference and Other Avoidance Actions
XVIII. RECOMMENDATION AND CONCLUSION
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5

i

	B. The Workout and Bankruptcy Filing	22
	C. Debtors' Pre-Bankruptcy Operating Results	24
IX.	SIGNIFICANT EVENTS DURING THE REORGANIZED CASES	25
	A. First Day Motions	25
	1. General Ex Parte Applications	25
	B. Other Pleadings	27
	1. Assumption of Reno Parking Garage Ground Lease	27
	2. Assumption of Real Property Leases	27
X.	DETAILED DESCRIPTION OF THE PLAN	28
	A. Treatment of Unclassified Claims Under the Plan	28
	1. Treatment of Administrative Claims	28
	2. Treatment of Preserved Ordinary Course Administrative Claims	28
	3. Retention and Severance	28
	4. Cash Distribution Incentive	29
	5. Treatment of Priority Tax Claims	30
	B. Classification of Treatment of Claims and Equity Interests Under the Plan	30
	1. Treatment of Class 1 (Priority Wage Claims)	30
	2. Treatment of Class 2 (Priority Benefit Plan Contribution Claims)	30
	3. Treatment of Class 3 (Priority Customer Deposit Claims)	31
	4. Treatment of Class 4 (Secured Tax Claims)	31
	5. Treatment of Class 5 (Miscellaneous Secured Claims)	31
	6. Treatment of Class 6 (Noteholders Secured Claims)	32
	7. Treatment of Class 7 (General Unsecured Claims)	32
	8. Treatment of Class 8 (Noteholder Deficiency Claims)	33
	9. Noteholder Deficiency Claims	33
	10. Treatment of Class 9 (Intercompany Claims)	35
	11. Treatment of Class 10 (Subsidiary Equity Securities)	35
	12. Treatment of Class 11 (Old FGC Preferred Stock)	35
	13. Treatment of Class 12 (FSI Warrant Claims)	35
	14. Treatment of Class 13 (Old FGC Common Stock)	36
	C. Means of Implementation of the Plan	36
	1. Plan Implementation Steps Occurring on Effective Date.	36
	2. Distribution of Plan Distribution Cash	38
	3. Notice of Effectiveness	38
	4. Surrender of Securities or Debt Instruments	38
	5. Ratification of Liquidation Trust	39
	6. No Corporate Action Required	39
	7. Informal Committee	39
	8. Duties of Indenture Trustee	40
	9. Executory Contracts and Unexpired Leases	40
	10. Indemnification Obligations	42
	D. Conditions to Confirmation of Plan	42
	1. Conditions To Confirmation	42
	2. Conditions To Effectiveness	43
	3. Waiver of Conditions	44

XI.	RISK FACTORS	44
XII.	POST EFFECTIVE DATE OPERATIONS AND PROJECTIONS	45
	A. Summary of Title to Property and Dischargeability	45
	1. Revesting of Assets	45
	2. Preservation of Litigation Claims	45
	3. Discharge	45
	4. Injunction	46
	B. Exculpation and Limitation of Liability	46
	C. Post Confirmation Reporting and Quarterly fees to the United States Trustee	47
XIII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	48
	A. Introduction	48
	B. Tax Consequences To The Debtors	49
	1. Sale of Business Assets	49
	2. Cancellation of Debt	51
	3. Distribution of Liquidation Trust Shares	52
	C. Taxation of the Liquidation Trust	53
	1. General.	53
	2. Holders of Liquidation Trust Shares.	53
	D. Tax Consequences to Creditors	54
	1. General.	54
	2. Receipt of Liquidating Trust Shares.	54
	3. Treatment of Accrued Interest.	54
	4. Character of Gain or Loss Recognized.	55
	5. Long-term vs. Short-term Gains and Losses	56
	6. Withholding	56
	E. TAX CONSEQUENCES TO HOLDERS OF FGC EQUITY SECURITIES	56
	1. Old FGC Common Stock	56
	2. Old FGC Preferred Stock	56
	3. Subsidiary Equity Securities	57
	4. FSI Warrant Claims	57
XIV.	SECURITIES LAW CONSIDERATION	57
	A. Exemptions from Registration	57
	1. Securities Act of 1933, As Amended (the “1933 Act”)	57
	2. Securities Exchange Act of 1934, As Amended (the “1934 Act”)	58
	3. Trust Indenture Act of 1939, As Amended (the “TIA”)	59
	4. Investment Company Act of 1940, as amended (the “1940 Act”)	59
	B. Restrictions on Transfer	59
XV.	GAMING REGULATION AND LICENSING	63
	1. Nevada Gaming Regulation	63
XVI.	CONFIRMATION OF THE PLAN	71
	A. Confirmation of the Plan	71
	B. Objections to Confirmation of the Plan	71

	1. Best Interest of Creditors and Liquidation Analysis	72
	2. Feasibility	75
	3. Accepting Impaired Class	75
	4. Acceptance of Plan	75
	5. Confirmation over Dissenting Class (“Cram Down”)	76
	6. Allowed Claims	76
	7. Impaired Claims and Equity Securities	77
	8. Voting Procedures	77
XVII.	ALTERNATIVE TO THE PLAN	78
	A. Alternative Plans of Reorganization	79
	B. Liquidation Under Chapter 7	79
	C. Preference and Other Avoidance Actions	80
XVIII.	RECOMMENDATION AND CONCLUSION	82

APPENDIX

EXHIBIT “A”	FIRST AMENDED PLAN OF REORGANIZATION
EXHIBIT “B”	LIQUIDATION ANALYSIS
EXHIBIT “C”	RESTRUCTURING AGREEMENT
EXHIBIT “D”	LIQUIDATING TRUST AGREEMENT

v

I.	INTRODUCTION

      On December 5, 2000 (the“Petition Date”), Fitzgeralds Gaming Corporation, a Nevada corporation (“FGC”), Fitzgeralds South, Inc., a Nevada corporation (“FSI”), Fitzgeralds Reno, Inc., a Nevada corporation (“FRI”), Fitzgeralds Incorporated, a Nevada corporation (“FI”), Fitzgeralds Las Vegas, Inc., a Nevada corporation (“FLVI”), Fitzgeralds Mississippi, Inc., a Mississippi corporation (“FMI”), Fitzgeralds Black Hawk, Inc., a Nevada corporation (“FBHI”), Fitzgeralds Black Hawk II, Inc., a Colorado corporation (“FBHII”), 101 Main Street Limited Liability Company, a Colorado limited liability company (“101Main”) and Fitzgeralds Fremont Experience Corporation, a Nevada corporation (“FFEC” and together with FGC, FSI, FRI, FI, FLVI, FMI, FBHI, FBHII and 101Main, the “Debtors”), filed petitions for relief (the “Petitions”) under Title 11, Chapter 11 of the United States Code (the “Bankruptcy Code”). Concurrent with the filing of the Petitions, the Debtors jointly filed a Motion for Joint Administration, which was granted by order entered on December 5, 2000.

      The Debtors have prepared this Disclosure Statement (“Disclosure Statement”) in connection with the solicitation of votes on the First Amended Plan of Reorganization (‘the “Plan”) dated December 5, 2002, proposed by the Debtors to treat the Claims of Creditors of Debtors and the Persons holding Equity Securities in Debtors. Capitalized terms not otherwise defined herein will have the same meanings as are ascribed to such terms in the Plan.

      The various exhibits to this Disclosure Statement included in the Appendix are incorporated into and are a part of this Disclosure Statement. The Plan is included as Exhibit “A” in the Appendix. Any interested party desiring further information should contact:

Gordon & Silver, Ltd. 3960 Howard Hughes Parkway, 9th Floor Las Vegas, Nevada 89109 Telephone Number: (702) 796-5555 Facsimile Number: (702) 369-2666 Attn: Thomas H. Fell, Esq

      Interested parties may also obtain further information from the United States Bankruptcy Court for the District of Nevada at its website: http://www.nvb.uscourts.gov.

II.	INFORMATION REGARDING THE PLAN AND DISCLOSURE STATEMENT

      The objective of a Chapter 11 case is the confirmation (i.e., approval by the bankruptcy court) of a plan of reorganization. A plan describes in detail (and in language appropriate for a legal contract) the means for satisfying the claims against, and equity interests in, a debtor. After a plan has been filed, the holders of such claims and equity securities that are impaired (as defined in Bankruptcy Code Section 1124) are permitted to vote to accept or reject the plan. Before a debtor or other plan proponent can solicit acceptances of a plan, Bankruptcy Code Section 1125 requires the debtor or other plan proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable those parties entitled to vote on the plan to make an informed judgment about the plan and whether they should accept or reject the plan.

      The purpose of this Disclosure Statement is to provide sufficient information about the Debtors and the Plan to enable Creditors and holders of Equity Securities to make an informed decision in exercising their rights to accept or reject the Plan. This Disclosure Statement will be used to solicit acceptances of the Plan only after the Bankruptcy Court has found that this Disclosure Statement provides adequate information in accordance with Bankruptcy Code Section 1125 and has entered an order approving this Disclosure Statement. Approval by the Bankruptcy Court is not an opinion or ruling on the merits of this Disclosure Statement and it does not mean that the Plan itself has been or will be approved by the Bankruptcy Court.

     After this Disclosure Statement has been approved by the Bankruptcy Court and the appropriate Persons have voted on whether to accept or reject the Plan, there will be a hearing on the Plan to determine whether it should be confirmed. At the Confirmation Hearing, the

Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code. The Bankruptcy Court will also receive and consider a Ballot summary which will present a tally of the votes of Classes accepting or rejecting the Plan cast by those entitled to vote. Once confirmed, the Plan will be treated essentially as a contract binding on all Creditors, holders of Equity Securities and other parties-in-interest in the Chapter 11 Cases.

     THIS DISCLOSURE STATEMENT IS NOT THE PLAN. FOR THE CONVENIENCE OF CREDITORS AND HOLDERS OF EQUITY SECURITIES, THE PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT. ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN ITSELF. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL CONTROL.

III.	REPRESENTATIONS

      Unless otherwise specifically noted, the financial information in this Disclosure Statement has not been subject to audit. Instead, this Disclosure Statement was prepared from information compiled from records maintained in the ordinary course of the Debtors’ businesses. The Debtors have attempted to be accurate in the preparation of this Disclosure Statement.

     Other than as stated in this Disclosure Statement, the Debtors have not authorized any representations or assurances concerning the Debtors and their operations or the value of their respective assets. Therefore, in deciding whether to accept or reject the Plan, you should not rely on any information relating to the Debtors or the Plan other than that contained in this Disclosure Statement or in the Plan itself.

IV.	GENERAL OVERVIEW OF THE PLAN

      The following is a general overview of the provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article X hereof and the Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Preserved Ordinary Course Administrative Claims, Allowed Priority Tax Claims and Allowed Executive Incentive Claims

are not designated as Classes. The holders of such unclassified Claims shall be paid in full under the Plan consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code and are not entitled to vote on the Plan. The distributions under the Plan to each Class are summarized in the following table:

Class	Description	Treatment	Estimated amount of Claim

Class 1:	Priority Wage Claims	Unimpaired. Paid in full in Cash.	$0

Class 2:	Priority Benefit Plan Contribution Claims	Unimpaired. Paid in full in Cash.	$0

Class 3:	Priority Customer Deposit Claims	Unimpaired. Paid in full in Cash	$0

Class 4:	Secured Tax Claims	Unimpaired. Cured or paid in full in Cash. See X.B.5.	$0

Class 5:	Miscellaneous Secured Claims	Unimpaired. Cured or paid in full in Cash. See X.B.5.	$0

Class 6:	Noteholder Secured Claims	Impaired. Pro rata share of the proceeds of their collateral.	$123,025,000.00

Class 7:	General Unsecured Claims	Unimpaired. Paid in full in Cash.	Extimated not to exceed
			$4,000,000.00

Class 8:	Noteholder Deficiency Claims	Impaired. Pro rata share of the shares of the Liquidation Trust.	$138,210,000.00

Class 9:	Intercompany Claims	Impaired. No distribution.	$242,712,320.00

Class 10:	Subsidiary Equity Securities	Impaired. No Distribution.	$0

Class 11:	Old FGC Preferred Stock	Impaired. No distribution.	$0

Class 12:	FSI Warrant Claims	Impaired. No distribution.	$0

Class 13:	Old FGC Common Stock	Impaired. No distribution.	$0

     As fully set forth in Section VIII below, in 1999, the Debtors entered into negotiations with an informal committee (the “Informal Committee”) comprised of beneficial owners of over two-thirds principal amount of the 12.25% Senior Secured Notes due 2004 issued by FGC (the “Notes,” and such owners of the Notes, together with any of the transferees or their assignees, the “Consenting Noteholders”). The Debtors and the Informal Committee reached an agreement concerning the sale of Debtors’ assets, including going concern sales of its three hotel/casinos, Fitzgeralds Las Vegas Hotel and Casino (“Fitzgeralds Las Vegas”), Fitzgeralds Reno Hotel and Casino (“Fitzgeralds Reno”) and Fitzgeralds Tunica Hotel and Casino (“Fitzgeralds Tunica”), and one casino, Fitzgeralds Black Hawk Casino (“Fitzgeralds Black Hawk,” and together with Fitzgeralds Las Vegas, Fitzgeralds Reno and Fitzgerald Tunica, the “Operating Companies”) operated by certain of the Debtors, substantially all of which are collateral for the Notes. The terms of such agreement are embodied in that certain Agreement Regarding Pre-Negotiated Restructuring and documents referred to and incorporated therein, dated December 1, 2000 (as amended from time to time, the“Restructuring Agreement”), among the Debtors, Senior Management1 and the Consenting Noteholders. A copy of the Restructuring Agreement is included as Exhibit “C” in the Appendix.

      The primary objective of the restructuring is to maximize returns to Creditors including the value of Noteholders’ recoveries inasmuch as the obligations owed by the Debtors to the Noteholders constitutes in excess of ninety (90) percent of the Debtors’ liabilities, and it is the Debtors’ desire to obtain this objective through an expeditious and orderly sale of the Operating Companies as going concerns by asset and/or stock sales and the distribution of the net proceeds therefrom. The Debtors have filed the Plan in order to conclude the Chapter 11 Cases and effectuate the remaining terms of the Restructuring Agreement.

     The Restructuring Agreement requires the closing of the sales of the Operating Companies prior to the consummation of the Plan. In order to achieve this objective, on the

[1] Senior Management is defined collectively as Philip D. Griffith, Michael E. McPherson, Paul H. Manske and Max L. Page.

Petition Date, the Debtors filed a Motion for Order Approving Procedures for Sale of Assets Free and Clear of Liens, Claims and Interest and Assumption and Assignment of Certain Executory Contracts and Unexpired Leases (the“Protocol Motion”) regarding the proposed sales of the assets of the Operating Companies. The Protocol Motion requested (a) authority to sell the Operating Companies free and clear of Liens pursuant to Section 363 of the Bankruptcy Code; and (b) that procedures be established by which such sales and assignments are documented, advertised and brought before the Court for approval. By establishing these procedures in advance of any motion to approve such sales and assignments, uncertainty respecting the sales’ process is diminished, and the sales’ process has been expedited and costs significantly reduced. The motion was heard on December 21, 2000, and an order granting the Protocol Motion was entered December 21, 2000 (the “Protocol Order”).

     On the Petition Date, the Debtors filed a Motion for Order Approving (i) The Sale of Assets Free and Clear of Liens, Claims and Interests Pursuant to Bankruptcy Code Section 363(f); and (ii) Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Pursuant to Section 365 of the Bankruptcy Code (the “363 Motion”) regarding the proposed sale of substantially all of the assets of Fitzgeralds Las Vegas, Fitzgeralds Tunica and Fitzgeralds Black Hawk, and the transfer of FFEC’s membership interest in The Fremont Street Experience Limited Liability Company to Majestic Investor, LLC (“Majestic Investor”). The 363 Motion (as amended) was approved on March 19, 2001. The Purchase and Sale Agreement is dated as of November 22, 2000 (as amended) and is by and between Majestic Investor, as purchaser, FLVI, 101Main, FMI, and FFEC, as sellers, and FGC, as parent, (the “Purchase Agreement”)2. The closing took place on December 6, 2001. The Debtors are actively seeking a

[2] On October 5, 2001, the Debtors filed a Motion to Approve Assignment, Assumption and Consent Agreement wherein a wholly-owned subsidiary of Majestic Investor, LLC was assigned the Purchase Agreement. An order approving the motion was entered on November 1, 2001.

purchaser for the assets of Fitzgeralds Reno. There is no deadline to conclude such a sale, but as discussed below this final sale is a condition to the Effective Date of the Plan.

      Section 4.3 of the Restructuring Agreement, Distribution of Sale Proceeds, provides that upon the sale of assets or stock of a given Operating Company, a portion of the proceeds would be reserved for Tail Liabilities in an amount determined by Debtors and the Informal Committee. Pursuant to the Court’s Stipulation and Order Re: Amount of Net Sale Proceeds from Sale of Assets to Majestic Investor Holdings, LLC Reserved for Amounts Due in Connection with the Senior Management Incentive Program and Amount of “Reasonable Reserve” for Tail Liabilities, docketed on December 14, 2001, an additional eight million five hundred thousand dollars ($8,500,000.00) was added to cash reserves already retained by Debtors. Pursuant to the Amended and Restated Restructuring Agreement, therefore, Debtor reserved sixteen million five hundred thousand dollars ($16,500,000.00) for payment of ongoing operational costs and cash sufficient to fund Tail Liabilities.

     The claims of the Noteholders are bifurcated into two classes, Class 6 representing the Noteholder Secured Claims, and Class 8 representing the Noteholder Deficiency Claims. In accordance with the Restructuring Agreement and as provided for in the Protocol Order as well as the 363 Motion Order, the Indenture Trustee is to receive on behalf of the Noteholders the proceeds from the sale of the Collateral for the Notes. As such, regarding the Noteholder Secured Claims, each Noteholder shall receive in consideration for the Allowed Secured Claim portion of their Allowed Claim, the balance of the proceeds of Collateral for the Notes to the extent that such proceeds are not distributed to the Indenture Trustee prior to the Effective Date of the Plan. Such proceeds shall be distributed to the Indenture Trustee for the benefit of and distribution to the Noteholders in accordance with the Indenture. The Allowed Noteholder Deficiency Claims shall be satisfied by the distribution to the Indenture Trustee on the

Distribution Date its proportionate share of the Liquidation Trust Shares to be distributed to the Noteholders. The Liquidation Trust shall be created on the Effective Date of the Plan for the purpose of holding, liquidating and distributing the assets of the Liquidation Trust pursuant to the Liquidation Trust Agreement with no objective to engage in the conduct of a trade of business. The name of the Liquidation Trust shall be the “Fitzgeralds Gaming Corporation Liquidation Trust.” All the Residual Assets3 shall be transferred to the Liquidation Trust and the Tail Liabilities4 assumed by the Liquidation Trust.

      General Unsecured Claims are provided for in Class 7. Holders of Class 7 Claims are unimpaired. Each holder of an Allowed General Unsecured Claim shall receive Plan Distribution Cash equivalent to its Allowed General Unsecured Claim plus interest at the Federal Judgment Rate from the Petition Date until paid.

     All Priority Wage Claims, Priority Contribution Claims, Priority Benefit Plan Contribution Claims, Priority Customer Deposit, Secured Tax Claims, and Miscellaneous Secured Claims, are unimpaired pursuant to the Plan and shall be paid in full in cash. Intercompany Claims shall receive no distribution, and all Equity Securities will be cancelled and terminated.

V.	SUMMARY OF VOTING PROCESS

A.	Who May Vote to Accept or Reject the Plan.

      Generally, holders of allowed claims or equity interests that are “impaired” under a plan are permitted to vote on the plan. A claim is defined by the Bankruptcy Code and the Plan to include a right to payment from a debtor; an equity security represents an ownership stake in a

[3] Residual Assets is defined in the Restructuring Agreement as all tangible and intangible assets belonging to the Debtors and to the Liquidation Trust which, as of the Liquidation Date (as defined therein) are not a Purchase Note, Nevada Purchase Note, or operating assets (or stock) of any Operating Company that has not been sold.
[4] Tail Liabilities is defined in the Plan as any and all pre-Effective Date Allowed Claims (excluding the Notes) and Allowed Unclassified Claims of any of the Debtors not assumed in connection with the purchase of the assets or the stock of the Operating Companies.

debtor. In order to vote, a creditor must first have an allowed claim. The solicitation of votes on the Plan will be sought only from those holders of Allowed Claims whose Claims are impaired and which will receive property or rights under the Plan. As explained more fully below, to be entitled to vote, a Claim must be both“ Allowed” and “Impaired.”

B.	Summary of Voting Requirements.

      In order for the Plan to be confirmed, the Plan must be accepted by at least one non-insider, impaired Class of Claims. A class of claims is deemed to have accepted a plan when allowed votes representing at least two-thirds (2/3) in amount and a majority in number of the claims of the class actually voting cast votes in favor of a plan. A class of equity securities has accepted a plan when votes representing at least two-thirds (2/3) in amount of the outstanding equity securities of the class actually voting cast votes in favor of a plan. The Debtors are soliciting votes from holders of Allowed Claims in the following Classes which are impaired under the Plan:

Class	Description

Class 6	Noteholder Secured Claims
Class 8	Noteholder Deficiency Claims

      The Debtors will have the right to supplement this Disclosure Statement as to additional impaired Classes, if any. The treatment of each Class is described in the Plan and is summarized generally in Articles IV and X of this Disclosure Statement.

      A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE IS MOST IMPORTANT. THE DEBTORS ASSERT THAT THE TREATMENT OF CREDITORS UNDER THE PLAN IS THE BEST ALTERNATIVE FOR CREDITORS AND THE DEBTORS RECOMMEND THAT THE HOLDERS OF ALLOWED CLAIMS VOTE IN FAVOR OF THE PLAN.

VI.	DESCRIPTION OF THE DEBTORS

A.	General Corporate Structure.

                1. Fitzgeralds Gaming Corporation. FGC is a diversified multi-jurisdictional gaming holding company that until December 6, 2001 owned and operated three Fitzgeralds-brand casino-hotels, namely: Fitzgeralds Las Vegas in downtown Las Vegas, Nevada, Fitzgeralds Reno in Reno, Nevada and Fitzgeralds Tunica in Tunica, Mississippi; and one casino: Fitzgeralds Black Hawk in Black Hawk, Colorado. On December 6, 2001, the Company sold substantially all of the assets and related liabilities of its Fitzgeralds Las Vegas, Fitzgeralds Tunica and Fitzgeralds Black Hawk properties to Majestic Investor. As of December 31, 2001, the Company operated only its Fitzgeralds Reno property, which has a total of 868 slot machines, 25 table games and approximately 351 hotel rooms. FGC currently conducts substantially all of its business through wholly-owned subsidiaries: FRI, FSI and FI. FRI directly owns and operates Fitzgeralds Reno; FSI owns the residual assets and liabilities of Fitzgeralds Las Vegas and Fitzgeralds Tunica through wholly-owned subsidiaries; and FI owns the residual assets and liabilities of Fitzgeralds Black Hawk through wholly-owned subsidiaries, including 101Main. FGC, a Nevada corporation, was formed on November 10, 1994. Directly and through several intermediate corporations, FGC owns one hundred percent (100%) of the other Debtors. Prior to FGC’s formation, two of the casino-hotels, Fitzgeralds Reno and Fitzgeralds Las Vegas, which began operations in 1985 and 1987, respectively, were separate and independently owned and controlled by Jerome H. Turk (“Turk”) and Philip D. Griffith (“Griffith”).

      Subsequent to FGC’s formation, between December 1994 and February 1995, a business combination was effected, resulting in the existing single ownership structure for the companies operating Fitzgeralds-brand casinos.

                2. Fitzgeralds South, Inc. FSI, a Nevada corporation, was formed on December 3, 1993. It is the parent of FLVI and FMI, which two entities wholly-owned and operated Fitzgeralds Las Vegas and Fitzgeralds Tunica, respectively. FSI is a wholly-owned subsidiary of FGC. FSI, formally known as Fitzgeralds Gaming Corporation (the “Old FGC”), was a different entity from FSI’s current parent company. The Old FGC was wholly-owned by Turk and Griffith, who later changed the corporation’s name to FSI.

                 3. Fitzgeralds Reno, Inc. FRI, a Nevada corporation, was formed on October 23, 1984 and is a wholly-owned subsidiary of FGC. It owns the Fitzgeralds Reno hotel/casino in Reno, Nevada.

                 4. Fitzgeralds, Inc. FI, a Nevada corporation, was formed on December 17, 1992 and is a wholly-owned subsidiary of FGC. It is the successor entity to Griffith Gaming, Inc. FI holds one hundred percent (100%) of the equity interests in FBHI and eighty-five percent (85%) of the equity interests in Fitzgeralds Arizona Management, Inc.

                 5. Fitzgeralds Las Vegas, Inc. FLVI, a Nevada corporation, was formed on December 6, 1990. It is a wholly-owned subsidiary of FSI.

                 6. Fitzgeralds Mississippi, Inc. FMI, a Mississippi corporation, formerly known as Polk Landing Entertainment Corporation (“PLEC”), was formed in April 1993. PLEC became FMI after FSI acquired a one hundred percent (100%) interest in PLEC.

                 7. Fitzgeralds Black Hawk, Inc. FBHI, a Nevada corporation, was formed on March 3, 1994, and is a wholly-owned subsidiary of FI. It, in turn, is a one hundred percent (100%) equity interest holder in FBHII, a Colorado corporation.

                 8. Fitzgeralds Black Hawk II, Inc. FBHII, a Colorado corporation, was formed on July 31, 1997, by FBHI for the purpose of acquiring an interest in 101Main. The corporation is the parent company of 101Main, a Colorado limited liability company.

                 9. 101 Main Street Limited Liability Company. 101Main, a Colorado limited liability company, was formed on March 12, 1993 and is a wholly-owned subsidiary of FBHII.

                 10. Fitzgeralds Fremont Experience Corporation. FFEC, a Nevada corporation, was formed on July 8, 1993 and is a wholly-owned subsidiary of FLVI.

                 11. Current Ownership of Subsidiary Equity Securities. The following chart illustrates the flow of Subsidiary Equity Securities up to FGC:

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

*	Entities that are debtors in the above-captioned Chapter 11 cases
**	Other shareholders: Michael Luzich (11.25%); Martin Cohen (3.75%)

B.	Description Of The Operating Properties.

                 1. Fitzgeralds Las Vegas. Fitzgeralds Las Vegas is located on the city block bounded by Fremont, Carson, Third and Fourth Streets at the Fremont Street Experience in downtown Las Vegas. The 34-story building recently underwent an approximately $18.0 million refurbishment of the hotel and remodeling and expansion of the casino which was substantially completed in December 1996. The facility now contains a 638-room hotel (including 14 suites) and a casino currently offering 1,108 slot machines, 27 table games, a 48-seat keno lounge and a sports book (operated by a third party). Fitzgeralds Las Vegas’ amenities include four restaurants, three bars, an ice cream parlor, a special events center, a gift shop and an entertainment area. Also part of Fitzgeralds Las Vegas is a 323-space parking structure and an adjacent surface parking area with an additional 76 spaces.

      In September 1995, Fitzgeralds Las Vegas entered into a 13-year franchise license agreement with Holiday Hospitality Franchising, Inc. (“Holiday Inn”) to operate Fitzgeralds Las Vegas as a Holiday Inn commencing in July 1996. Subject to the terms and conditions of the agreement, Fitzgeralds Las Vegas was included in the Holiday Inn Worldwide Reservation System and had use of Holiday Inn copyrights, trademarks and similar proprietary rights used by other Holiday Inn licensees. Fitzgeralds Las Vegas was the exclusive licensee of Holiday Inn-branded hotels within the defined territory encompassing downtown Las Vegas. Fitzgeralds Las Vegas paid a monthly royalty based on a percentage of Fitzgeralds Las Vegas’ revenues from room rentals after deduction of sales and room taxes and a portion of complimentary rooms. Fitzgeralds Las Vegas also paid marketing reservations and similar fees based on such revenues or the number of guestrooms. The franchise license agreement was not assumed and assigned as part of the sale to Majestic Investor. As such, it is anticipated that Holiday Inn will file a General Unsecured Claim in the approximate amount of $1,650,000.00, which claim Debtors will dispute.

                 2. Fitzgeralds Reno. Fitzgeralds Reno is located in downtown Reno on the corner of Virginia Street and Commercial Row next to the landmark Reno Arch. Fitzgeralds Reno consists of a 16-story 351-room hotel and a casino currently offering 868 slot machines, 25 table games, an 89-seat keno lounge and a sports book (operated by a third party). Amenities include three restaurants, four bars, an entertainment lounge, and a gift shop. During the period from 1998-2001, the Company renovated portions of Fitzgeralds Reno at a cost of approximately One Hundred Eight Million Dollars ($108,000,000.00). Historically, Fitzgeralds Reno leased parking spaces in an adjacent 834-space parking garage on an annual basis with no certainty that the lease would be renewed from year to year. Since available parking in downtown Reno is limited, losing access to these spaces would substantially impair the performance of Fitzgeralds Reno unless an alternative site became available. Therefore, on February 1, 2000, Fitzgeralds Reno acquired ownership of the garage for Three Million Dollars ($3,000,000.00) as well as an assignment of the underlying ground lease on which the garage is located. The original term of the ground lease expires on February 28, 2013, and may be extended for one additional period of ten years.

      In October 1998, the Reno City Council approved a special assessment district to finance a portion of the costs to lower the railroad tracks that run through downtown Reno, Nevada (the “ReTRAC Project”). Plans for the ReTRAC Project provide for the construction of a temporary rail bypass that will be used to divert rail traffic around the main railroad during construction. The City of Reno (the “City”) estimates that a period of more than three years will be required to complete the ReTRAC Project. The southern boundary of the bypass will extend out into the middle of Commercial Row, the street where Fitzgeralds Reno hotel entrance, valet parking area and hotel loading zone are situated.

      Based on plans prepared by the City, Fitzgeralds Reno would expect to lose permanently approximately 3,802 square feet of land and temporarily 22,979 square feet of land through eminent domain, several parking spaces, the current valet parking area, an outdoor billboard structure advertising available rooms and a building used to house administrative offices, and would during construction of the ReTRAC Project experience up to a 70 percent reduction in ingress and egress for the hotel entrance currently on Commercial Row. The City has also indicated that the ReTRAC Project might require the demolition of the Fitzgeralds Reno Rainbow Skyway if the structure cannot be preserved by underpinnings during construction of the ReTRAC Project. Implementation of the ReTRAC Project under these circumstances would cause the Company to suffer significant and permanent loss in business revenue and income; certain operating inefficiencies from demolished or impaired physical structures; and a portion of its existing customer base as a result of the construction and operation of the proposed rail bypass.

      On November 30, 1998, the Company filed a lawsuit against the City to challenge the method by which the special assessment to be levied against the Company was determined. The City of Reno filed an answer to the Company’s lawsuit on January 19, 1999. Subsequent thereto, George Kradanis and Robert Maloff d/b/a Sundowner Hotel and Casino (the “Sundowner”) were permitted by court order to file a complaint in intervention. Notwithstanding that intervention, on December 22, 1999, the Court granted the City’s Motion for Summary Judgment against the Sundowner, which motion was joined in by Fitzgeralds Reno’s. After hearing oral arguments and considering the parties’ briefs, the Nevada District Court concluded that there was insufficient evidence before the Reno City Council to support a finding that the ReTRAC Project confers a special benefit on Fitzgeralds Reno as is required by statute before a special assessment may be imposed. The Nevada District Court remanded the matter to the Reno City Council and directed the Council to conduct a new hearing to consider evidence as to whether Fitzgeralds Reno would receive a special benefit from the proposed project.

      On June 20, 2001, the Reno City Council commenced a public hearing in compliance with the remand order of the Court. That public hearing was recessed and continued to November 29, 2001. After resuming the hearing on November 29, 2001, the Reno City Council again recessed and continued the proceedings to January 4, 2002, at which time the hearing was completed and the matter was submitted for decision of the Reno City Council. On February 19, 2002, the Reno City Council voted on the matter. By a 4-3 decision, the Reno City Council concluded that the ReTRAC Project would confer a special benefit on Fitzgeralds Reno. On a 5-2 decision, however, the Reno City Council determined that the value of the special benefit in light of the evidence presented was $1.00. The decisions of the Reno City Council are subject to judicial review, a petition for which must be filed within thirty days of the decisions. No judicial review petition was filed within the required period.

      On February 27, 2001, the Reno City Council voted to continue the process of determining the actual cost of construction of the ReTRAC Project, which the City has recently estimated to be $282 million. On May 24, 2001, Fitzgeralds Reno commenced an action, CV-N-01-0329-PMP-RAM, in the United States District Court for the District of Nevada, against the Federal Highway Administration (“FHWA”), the Nevada Department of Transportation (“NDOT”), and the City of Reno (collectively, the “Defendants”) for violations of the National Environmental Policy Act (“NEPA”), codified at 42 U.S.C. §§ 4321-4327. The claims against all Defendants allege a violation of 42 U.S.C. § 4332 (Violation of NEPA: Failure to Consider Reasonable Alternatives & Failure to Consider and Provide Adequate Mitigation Measures). Specifically, Fitzgeralds Reno asserts the Defendants failed to consider the Partial Cover and Cut Tunnel Alternative and the use of the Feather River Route on a temporary basis, and failed to include a plan for mitigating the adverse environmental impacts, including construction disruption, loss of operating facilities, noise and vibration impacts, that will be caused by the ReTRAC Project and incurred by Fitzgeralds Reno and others.

      On or about June 12, 2001, NDOT filed a motion to dismiss the Company’s NEPA complaint based on a claim of sovereign immunity and the Company moved to amend its complaint to substitute as a defendant the Director of NDOT, Thomas E. Stephens, for the

Defendant NDOT, in lieu of considering NDOT’s Eleventh Amendment immunity claim. The Court granted this unopposed motion on August 17, 2001, and the Company filed its amended complaint on August 23, 2001. Defendant FHWA filed its answer to the Complaint on September 6, 2001, and Defendant Stephens filed his answer on October 3, 2001. The City filed a motion to dismiss the amended complaint so far as it named the City as defendant on September 6, 2001. The Company filed an opposition to that motion on October 24, 2001, and the City filed a reply in support of its motion to dismiss on or about November 12, 2001. On February 15, 2002, the United States District Court held a hearing to consider the City’s motion to dismiss. The City’s motion to dismiss was fully argued and submitted to the Court for a ruling. On March 11, 2002, the Court issued an order dismissing all of the Company’s claims against the City. The Court ruled the ReTRAC Project must comply with NEPA but the specific federal aid statute under which the City is receiving funding for the ReTRAC Project does not explicitly require the local government body to consent to suit under NEPA. Accordingly, the Court found the City is not a proper party in the case. The Court, however, denied the motions to dismiss by FHWA and NDOT stating the Company is entitled to proceed on the claims against those agencies for a violation of NEPA. The Company, FHWA and NDOT have agreed to a procedural schedule that provides for the parties to submit legal briefs on the remaining NEPA claims against FHWA and NDOT. This schedule calls for the parties to file opening briefs by December 23, 2002, and answering briefs by February 7, 2003.

      The City completed its construction cost analysis in July 2002. Construction contracts for the ReTRAC Project were awarded by the City Council on July 16, 2002. Preliminary construction activities have commenced and the Company has been informed by the City that eminent domain proceedings will be commenced at some time in the future to acquire from the Company fee title to approximately 3,802 square feet of land and a 4,524 square foot administrative office building owned and used by the Company, as well as temporary easements for another approximately 22, 979 square feet of land to facilitate construction of the ReTRAC Project.

      The Debtors believe that Fitzgeralds Reno will suffer a significant loss in business revenue and income while the ReTRAC Project is under construction. Once completed, the impact of the ReTRAC Project on Fitzgeralds Reno’s business revenue and income is uncertain; however, the Debtors believe the impact will be detrimental as a result of the impairment of the physical structures. With the current uncertainty surrounding the ReTRAC Project, the Debtors are unable to determine its effect on the value and ultimate sales price for the Fitzgeralds Reno.

                 3. Fitzgeralds Tunica. Fitzgeralds Tunica, which opened in June 1994, is located in north Tunica County, Mississippi, approximately 30 miles from downtown Memphis, Tennessee. The actual facility is designed as an Irish castle and is the focal point of a heavily wooded 121-acre company-owned site situated by the Mississippi River. The facility was expanded in 1996 and costs approximately $34,000,000.00. At December 31, 2000, the facility included a 507-room hotel, special events center and indoor swimming pool and a casino offering 1,336 slot machines, 34 table games, two bars, three restaurants and a gift shop. In June 2000, construction was completed on a 411 space, covered parking garage and 170 spaces of surface parking at a cost of $5,600,000.00.

                 4. Fitzgeralds Black Hawk. Fitzgeralds Black Hawk is located adjacent to the entrance to the gaming area of Black Hawk, Colorado, next to the Gilpin Casino and across the street from Bullwhackers. Fitzgeralds Black Hawk consists of a casino currently offering 506 slot machines, 12 table games, a restaurant, a bar and an entertainment area. Fitzgeralds Black Hawk also has a parking garage (which provides 400 valet parking spaces) adjacent to the casino, which is currently the only covered parking at a Black Hawk casino and differentiates Fitzgeralds Black

Hawk from its competitors. The garage foundation was designed to accommodate a 70 to 80-room hotel and was completed in late Spring 1998. In August 2000, Fitzgeralds Black Hawk acquired an adjoining parcel of land as part of its plan to expand.

VII.	OFFICERS AND DIRECTORS OF THE DEBTORS

                 A. Philip D. Griffith (“Griffith”) is the chairman, president and chief executive officer of FGC and holds similar positions at FSI, FRI, FMI, FLVI, FI, FFEC, FBHI, FBHII and is president and chief executive officer of 101Main. Griffith holds a sixty-two percent (62.0%) equity interest in FGC.

                 B. Michael E. McPherson (“McPherson”) serves as the executive vice-president, treasurer, secretary, and chief financial officer for all the Debtors. McPherson is not a director of any of the Fitzgeralds’ entities.

                 C. Max L. Page (“Page”) is a member of the board of directors of FGC and FRI, with a two point two percent (2.2%) equity ownership interest in FGC. He currently serves as the executive vice president of FRI and general manager of Fitzgeralds Reno.

                 D. Patricia A. Becker (“Becker”) is a member of the board of directors of FGC.

                 E. Philip P. Hannifin (“Hannifin”) is a member of the board of directors of FGC.

                 F. Paul H. Manske is Executive Vice President of Marketing of FGC.

VIII.	EVENTS LEADING UP TO THE FILING OF THE BANKRUPTCY CASES

A.	Prepetition Default.

      FGC issued Two Hundred Five Million Dollars ($205,000,000) of Notes (the “Notes”) pursuant to the Indenture (the “Indenture”) dated December 30, 1997, by and among FGC, as issuer, FSI, FRI, FI, FMI, FLVI, FBHI, FBHII, 101Main and FFEC, as guarantors, and Bank of New York, a New York banking corporation, as Trustee (“Indenture Trustee”). Of the Two Hundred Two Million Six Hundred Thousand Dollars ($202,600,000) net proceeds, FGC used One

Hundred Twenty-Three Million Dollars ($123,000,000) to retire its 13% Senior Secured Notes due 2002, Five Million Four Hundred Thousand Dollars ($5,400,000) to retire its 13% Priority Secured Notes due 1998, Thirty-Nine Million Seven Hundred Thousand Dollars ($39,700,000) to retire the 101Main Notes and approximately Twenty Million One Hundred Thousand Dollars ($20,100,000) to retire other secured indebtedness (primarily related to Fitzgeralds Reno). Of the remaining proceeds, Eight Million Seven Hundred Thousand Dollars ($8,700,000) was used for expenses of the offering and Five Million Seven Hundred Thousand Dollars ($5,700,000) was applied to accrued interest on the retired obligations totaling approximately Ten Million Six Hundred Thousand Dollars ($10,600,000) on December 30, 1997.

      The Notes are guaranteed by FSI, FRI, FI, FLVI, FMI, FBHI, FBHII, 101Main and FFEC. Pursuant to the Security and Pledge Agreement dated December 30, 1997, granted by the Debtors to the Bank of New York as Collateral Agent, a security interest was taken in each of the Debtors’ inventory, accounts, pledged securities, distributions, collateral accounts, collateral records, documents, chattel paper, general intangibles, interments, receivables, receivables records, intellectual property collateral, contracts, equipment, fixtures, hedging agreements, insurance policies, motor vehicles, and all assessions and additions to, all substitutions and replacements for, and all proceeds or products of any or all of the foregoing (collectively, the“Collateral”). The assets excluded from the Collateral are: cash, deposit accounts, and other cash equivalents, furniture, fixtures and equipment securing non-recourse indebtedness permitted to be incurred under the Indenture, assets securing purchase money obligations or capital lease obligations permitted under the Indenture and any contracts, permits and licenses which cannot be subjected to a lien without the consent of the parties (collectively, the “Excluded Assets”). Additionally, on December 30, 1997, the Debtors executed in favor of the Bank of New York three (3) Security Agreements in their trademarks, copyrights and patents.

      The obligation of FGC and the guarantees of FSI, FRI, FI, FMI, FLVI, FBHI, FBHII, 101Main and FFEC to the Bank of New York are further secured by: (1) the common stock of FI, FSI, FRI, FMI, FLVI, FBHI and FBHII; (2) a pledge of FBHII’s membership interest in 101Main; (3) a deed of trust, assignment of leases and security interest in all of the real and personal property assets (excluding the Excluded Assets) of Fitzgeralds Las Vegas; (4) a deed of trust, assignment of leases and security interest in all of the real and personal property assets (excluding the Excluded Assets) of Fitzgeralds Reno; (5) a deed of trust, assignment of leases and security interest and ship mortgage in all of the real and personal property assets (excluding the Excluded Assets) of Fitzgeralds Tunica5; (6) a deed of trust, assignment of leases and security interest in all of the real and personal property assets (excluding the Excluded Assets) of Fitzgeralds Black Hawk; and (7) assignments of leases and rents for FMI and 101Main.

      On May 13, 1999, FGC board of directors determined that, pending a restructuring of its indebtedness, it would not be in the best interests of FGC or the Debtors to make the regularly scheduled interest payments on the Notes. As a result, FGC is currently in default of certain of its obligations with respect to the Notes including, among other things, its failure to make interest payments due thereunder prior to the Petition Date on June 15, 1999, December 15, 1999 and June 15, 2000, which failures constitute prepetition“ events of default” under the Indenture.

B.	The Workout and Bankruptcy Filing.

      In 1999, the Debtors entered into negotiations with the Informal Committee. The Debtors and the Consenting Noteholders reached an agreement concerning the sale of Debtors’ assets, including going concern sales of the Operating Companies, most of which is Collateral for the Notes. The terms of such agreement are embodied in the Restructuring Agreement.

[5] The Debtors believe that the Fitzgeralds Tunica riverboat is not the proper subject of a preferred ship mortgage, and that the Indenture Trustee does not have a perfected lien in the furniture and equipment located at Fitzgerald Tunica as a result of the Indenture Trustee#s failure to file a UCC-1 financing statement with the Mississippi Secretary of State.

      In order to maintain the stability of the operations and gaming licensing during the process of selling the Operating Companies, the Restructuring Agreement provides that each of the four executives (“Executive”) comprising of Senior Management are to remain with FGC through the Liquidation Date to maximize the value of the Noteholders recoveries. In conjunction therewith, and although existing employment agreements with each of the Executives are not to be assumed by FGC, each of the Executives agreed to continue to perform their duties and carry out their responsibilities as more particularly described in their existing employment agreements and to continue to be compensated thereunder. As consideration therefor, the Restructuring Agreement provided for the Senior Management Incentive Program, which was comprised of four (4) components, compensation in the same form as contained in their pre-petition employment agreements while employed during the Chapter 11 Cases, the Cash Distribution Incentive, the Retention Payment and the non-compete component. The Cash Distribution Incentive is a percentage of the Distributable Cash to be disbursed to Senior Management from the Debtors or the trustee of the Liquidation Trust, as applicable, pursuant to the formula set forth in the Restructuring Agreement. The Retention Payment is a retention and severance fund established by the Debtors in the aggregate amount of $2,400,000.00 to be apportioned among the Executives to be paid on the earlier of (i) the Effective Date of the Plan, (ii) the Liquidation Date, or (iii) the date on which such Executive is terminated without cause by the Debtors. The Retention Payment and the Cash Distribution Incentive Payment are subject to certain non-compete provisions as more fully described in the Restructuring Agreement. Finally, Senior Management is to receive Two Million Dollars ($2,000,000.00) in the aggregate for the agreement to execute non-compete agreements that may be necessary to sell the Operating Companies. Further details with regard to the four (4) components of the Senior Management Incentive Program are set forth in detail in Section 5.5 of the Restructuring Agreement.

      Concurrent with the negotiations with the Consenting Noteholders, and in furtherance of the intent of the Restructuring Agreement, the Debtors commenced negotiations with Majestic Investor for the sale of substantially all of the assets of Fitzgeralds Tunica, Fitzgeralds Las Vegas, Fitzgeralds Black Hawk and the membership interest in the Fremont Street Experience Limited Liability Company owned by FFEC (the “FSELLC Membership Interest” and, collectively, the “Subject Properties”). The negotiations culminated with the Purchase Agreement.

      The financial pressure experienced by the Debtors which necessitated the filing of their respective Petitions is primarily attributable to insufficient EBITDA to service the Notes interest accruals, maintain the Debtors’ properties and meet capital expenditure needs as a result of increased gaming competition both within the Debtors’ various gaming venues and from outside venues.

C.	Debtors’ Pre-Bankruptcy Operating Results.

      As of the Petition Date, the Debtors had on hand and in their various bank accounts cash and cash equivalents of approximately Eighteen Million Four Hundred Twenty-Three Thousand Dollars ($18,423,000). This included their restricted casino bankroll of approximately Seven Million Eight Hundred Thousand Dollars ($7,800,000). In addition, the Debtors had One Million Seven Hundred Eighty Thousand Dollars ($1,780,000) of restricted cash serving as collateral for One Million Seven Hundred Eighty Thousand Dollars ($1,780,000) of letters of credit and One Million Dollars ($1,000,000) as collateral for land lease obligations related to Fitzgeralds Las Vegas.

      For calendar year ending December 31, 2000, the Debtors reported an Adjusted EBITDA6

[6] “EBITDA” is defined generally as earnings before interest, taxes on income, depreciation and amortization and is a supplemental financial measurement used by many gaming business industry analysts in the valuation of gaming businesses. EBITDA is calculated by adding depreciation and amortization expenses to income from operations. Adjustments to EBITDA for 1998 and the first quarter of 1999 included generally extraordinary or non-recurring income and expenses unrelated to operational income, restructuring expenses and expenses of FRI, FMI, FLVI and 101Main (#Adjusted EBITDA#).

of Thirty-One Million Eight Hundred Sixty Thousand Dollars ($31,860,000). For the calendar year ending December 31, 2001, the Debtors reported an Adjusted EBITDA of Twenty-Nine Million Four Hundred Thirty-Four Thousand Dollars ($29,434,000). The Debtors estimate that they will continue to report positive EBITDA for 2002 in amounts generally commensurate with those reported for 2000 and 2001. Total revenues for the Debtors were Two Hundred Thirty-One Million One Hundred Eighty-Nine Thousand and Seventy-Eight Dollars ($231,189,078) and net operating revenues were One Hundred Ninety-Six Million Thirty-One Thousand Dollars ($196,031,000) for 2001, representing decreases of 1.3% and 2.0%, respectively, over total revenues for the Debtors of Two Hundred Thirty-Four Million One Hundred Forty-Three Two Hundred Twenty-Nine Dollars ($234,143,229) and net operating revenues of Two Hundred Million One Hundred Two Thousand Dollars ($200,102,000) for 2000.

IX.	SIGNIFICANT EVENTS DURING THE REORGANIZED CASES

      The Debtors are currently operating their businesses as debtors-in-possession. The Bankruptcy Court has certain supervisory powers over the operations of the Debtors during the pendency of the Chapter 11 Cases. These powers are generally limited to reviewing and ruling upon any objections raised by a party-in-interest to business operations or proposed transactions of the Debtors. Except as otherwise authorized by the Bankruptcy Court, the Debtors are required to give notice of any transactions not in the ordinary course of business and of the compromise of any controversy to parties-in-interest who request such notice. In addition, the Bankruptcy Court supervises the employment of attorneys, accountants and other professionals.

A.	First Day Motions.

                 General Ex Parte Applications. Concurrent with the filing of the Petitions, the Debtors presented to the Bankruptcy Court various motions designed to assist the Debtors in making a smooth transition into Chapter 11, which “first day motions” included:

                 1. Ex Parte Application for Order directing Joint Administration of Cases Pursuant to Fed. R. Bankr. P. 1015(b).

                 2. (i) Ex Parte Application for Order Approving Employment of Gordon & Silver, Ltd., as Attorneys for Debtors; (ii) an Ex Parte Application for Order Approving Employment of Restructuring/Reorganization Advisor; (iii) an Ex Parte Application for Order Approving Employment of Arthur Andersen LLP as Valuation Advisors; (iv) Ex Parte Application for Order Approving Employment of Deloitte& Touche, LLP as Debtors’ Independent Auditors and Accountants; (v) Ex Parte Application for Order Approving Employment of Eaton and Cottrell, P.A. as Mississippi Gaming Counsel; (vi) Ex Parte Application for Order Approving Employment of Hughes Hubbard & Reed LLP as Special Counsel; and (vii) Ex Parte Application For Order Approving Employment of Lohf Shaiman P.C. as Colorado Gaming Counsel.

                 3. Ex Parte Application for Order Authorizing Debtor-in-Possession to Pay Pre-Petition Wages, Benefits and Reimbursable Employee Expenses.

                 4. Ex Parte Application for Order Permitting Debtor-in-Possession to Honor Casino Chips, Tokens and Other Gaming Liabilities.

                 5. Ex Parte Application For Order Permitting Debtor to Honor Hotel Room and Other Customer Deposits and to Honor Travel Agent Commissions.

                 6. Ex Parte Application For Order Authorizing Debtors-in-Possession to Maintain and Use Existing Bank Accounts, Credit Card Merchant Numbers and Depository Bank Accounts and Waiver of 11 U.S.C. §345(b).

                 7. Ex Parte Motion For Order Fixing Time Within Which Proofs of Claim Must be Filed and Establishing Notice Procedures.

                 8. Ex Parte Application For Order Limiting Notice Pursuant To Bankruptcy Rule 2002.

                 9. Ex Parte Application for Order Authorizing Debtors-in-possession to Employ and Compensate Certain Attorneys in the Ordinary Course of Business.

      These first day motions were approved and first day orders entered by the Bankruptcy Court.

B.	Other Pleadings.

                 1. Assumption of Reno Parking Garage Ground Lease. On December 22, 2000, the Debtors filed a Motion for Approval of Assumption of Reno Parking Garage Ground Lease (“Lease”). The Debtors’ motion requested the approval of the assumption of the Lease which provides Fitzgeralds Reno the land upon which the Fitzgeralds Reno parking garage is situated. An interim order treating the motion as requesting an extension of the deadline to assume the Lease was entered and the matter has now been continued pending confirmation of the Plan. All obligations due under the Lease are current. Prior to the consummation of the sale of Fitzgeralds Reno, the Debtors will determine whether or not to assume and assign the Lease. The non-debtor parties to the Lease have the right to object to assumption and assignment of the Lease. All available rights under the Bankruptcy Code and, except as limited by the Bankruptcy Code, all available rights under state law, shall be preserved for the benefit of non-debtor parties to the Lease and related agreements. Any claims arising from the rejection of the Lease shall be a Class 7 Claim to the extent it is determined to be an Allowed Claim by the Bankruptcy Court and shall be paid in the same manner as other Class 7 Claims. Scout Development Corporation (“Scout”) contends the Lease and its related obligations must be assumed or rejected as an entire package by the buyer, unless agreed to in writing by the non-debtor party to the Lease.

                 2. Assumption of Real Property Leases. On December 22, 2000, Debtors filed a Motion for Order to Authorize Assumption of Leases of Nonresidential Real Property. Debtors’ motion requested the approval of the assumption of various non-residential leases, including ground leases upon which Fitzgeralds Las Vegas is situated. The ground leases upon which Fitzgeralds Las Vegas is situated were assumed and assigned pursuant to the sale to Majestic Investor. For all real property leases in the Reno area, the time to assume or reject the leases was extended pending the sale of Fitzgeralds Reno. All obligations due on these leases are current.

X.	DETAILED DESCRIPTION OF THE PLAN

A.	Treatment of Unclassified Claims Under the Plan.

                 1. Treatment of Administrative Claims. Each Allowed Administrative Claim, other than Preserved Ordinary Course Administrative Claims treated below, shall be paid in full from Plan Distribution Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Debtors shall agree upon.

                 2. Treatment of Preserved Ordinary Course Administrative Claims. Each Allowed Preserved Ordinary Course Administrative Claim not paid by a Debtor prior to the Effective Date shall be paid, performed or settled by the Liquidation Trust pursuant to the terms and conditions under which such Claim arose.

                 3. Retention and Severance. Pursuant to that certain Order re: Motion for Order (1) Confirming Fitzgeralds Gaming Corporations’ Authority to Use Debtor’s Available Cash to Compensate, in the Ordinary Course of Business, Senior Management; (2) Approving Implementation and Funding of (i) Senior Management Retention and Severance Program and (ii) Distribution Incentive Program; and (3) Approving Payments to Senior Management For Certain Non-competition Agreements entered by the Court on December 21, 2000, Two Million Four Hundred Thousand Dollars ($2,400,000.00) was earmarked for payment of the Retention Payment and was placed in escrow established pursuant to that certain Escrow Agreement dated December 1, 2000. Provided each of the Executives is paid his Retention Payment from the escrowed funds, each of the Executives shall have no Administrative Claim in respect of severance from any of their pre-petition employment agreements against Debtors’ estates or the Liquidation Trust. Each Executive shall receive payment of his Retention Payment from the escrowed funds in full in Cash on the earlier to occur of (i) the Effective Date of a plan that effectuates the sale of the assets (or stock) of the last Operating Company (to the extent not previously disposed of pursuant to Bankruptcy Code Section 363) and transfers all Residual Assets and Tail liabilities to a Liquidating Trust or (ii) the liquidation date or (iii) the date on which such Executive is terminated without cause by the Debtors (with consent of the Informal Committee ). To date, none of the Executives have received any of the Retention Payment.

                 4. Cash Distribution Incentive. Each of the Executives shall have (in addition to their rights in the Distributable Cash) an Allowed Administrative Claim (the “Cash Incentive Claims”) in respect of amounts owing but unpaid to them pursuant to Section 5.2 of the Restructuring Agreement which shall be paid to the Executives on the Effective Date pursuant to Section 6.1.4 of the Plan. Each of the Executives shall also receive, as distribution in respect of the Cash Incentive Claims, beneficial interests in the Liquidating Trust with regard to that Pro Rata Share of Net Residual Assets as provided for in the Restructuring Agreement. Such beneficial interests shall entitle the Executives pari passu to payments due to them with respect to any Cash distributed to the Noteholders in respect of their beneficial interests in the Liquidating Trust. To date, the Executives have received an aggregate of $6,611,216.00 in respect of the Cash Distribution Incentive provisions in the Restructuring Agreement. It is anticipated that the Executives will receive in aggregate 8.5% of the Distributable Cash (as defined in the Restructurings Agreement) once the Fitzgeralds Reno sale is concluded, and the Executives in the aggregate will also receive 8.5 % of the Net Residual Assets distributed from the Liquidating Trust.

                 5. Treatment of Priority Tax Claims. Each Allowed Priority Tax Claim, if any, will be paid in full from Plan Distribution Cash the later of (i) the Distribution Date; (ii) the tenth (10th) Business Day after the date on which an order allowing such Claim becomes a Final Order; or (iii) such other time as is agreed upon by the holder of such Claim and the Debtors prior to the Effective Date and after the Effective Date, the Liquidation Trust.

B.	Classification of Treatment of Claims and Equity Interests Under the Plan.

                 1. Treatment of Class 1 (Priority Wage Claims). Each Allowed Priority Wage Claim, if any, shall be paid in full in Plan Distribution Cash upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree. All Allowed Priority Wage Claims shall be paid contemporaneous with payment of the Allowed Claims, including interest from the Petition Date at the Federal Judgment Rate. Class 1 is unimpaired under the Plan. Holders of Claims in Class 1 are not entitled to vote on the Plan. The Debtors are unaware of any Priority Wage Claims that were not paid pursuant to a first day order.

                 2. Treatment of Class 2 (Priority Benefit Plan Contribution Claims). Each Allowed Priority Benefit Plan Contribution Claim, if any, shall be paid in full in Plan Distribution Cash upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree. All Allowed Priority Benefit Plan Contribution Claims shall be paid contemporaneous with payment of the Allowed Claims, including interest from the Petition Date at the Federal Judgment Rate. Class 2 is unimpaired under the Plan. Holders of

Claims in Class 2 are not entitled to vote on the Plan. Debtors are unaware of any Priority Benefit Plan Contribution Claims that were not paid pursuant to a first day order.

                 3. Treatment of Class 3 (Priority Customer Deposit Claims). Each Allowed Priority Customer Deposit Claim, if any, shall be paid in full in Plan Distribution Cash upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree; and (v) a date when such Priority Customer Deposit Claim becomes due and owing. All Priority Customer Deposit Claims shall be paid contemporaneous with payment of the Allowed Claims, including interest from the Petition Date at the Federal Judgment Rate. Class 3 is unimpaired under the Plan. Holders of Claims in Class 3 are not entitled to vote on the Plan. The Debtors are unaware of any Priority Customer Deposit Claims that were not honored pursuant to a first day order.

                 4. Treatment of Class 4 (Secured Tax Claims). Each Allowed Secured Tax Claim shall be paid in full in Plan Distribution Cash upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree; and (v) such date as the holder of such Claim and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree. Class 4 is unimpaired under the Plan. Holders of Claims in Class 4 are not entitled to vote on the Plan. The Debtors are unaware of any Secured Tax Claims.

                 5. Treatment of Class 5 (Miscellaneous Secured Claims). At the option of the Informal Committee, the holder of any Allowed Secured Claim in Class 5 shall receive one (1) of the following alternative treatments:

                       a) on the Distribution Date, or on such other date thereafter as may be agreed to by the holder of such Claim and the Debtors or the Liquidation Trust, as the case may be, shall abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim; or

                      b) on the Distribution Date, the holder of such Claim shall receive, on account of such Claim, Plan Distribution Cash equal to its Allowed Secured Claim or such lesser amount to which the holder of such Allowed Secured Claim shall agree, in full satisfaction and release of such Allowed Secured Claim.

                 Class 5 is unimpaired under the Plan. Holders of Allowed Claims in Class 5 are not entitled to vote on the Plan.

                 6. Treatment of Class 6 (Noteholders Secured Claims).

                      a) Distributions. From and after the Effective Date, each Noteholder as of the Distribution Record Date shall be deemed to have received in consideration for the Allowed Secured Claim portion of its Allowed Claim its pro rata share of the balance of the proceeds of Collateral to the extent such proceeds are not distributed to the Indenture Trustee prior to the Effective Date. Such proceeds shall be distributed to the Indenture Trustee for the benefit of and distribution to the Noteholders in accordance with the Indenture. The Indenture Trustee shall release and discharge any remaining Liens of the Notes Security Documents as required to receive related proceeds.

                      b) Reserves. All distributions under the Plan to Noteholders and the Indenture Trustee and under subsection 5.2 of the Plan are subject to the requirements of subsection 9.2(d) of the Plan regarding Plan Distribution Cash.

                 7. Treatment of Class 7 (General Unsecured Claims). Each holder of an Allowed General Unsecured Claim shall receive Plan Distribution Cash equivalent to its Allowed

General Unsecured Claim plus interest at the Federal Judgment Rate from the Petition Date until paid upon the latest of: (i) the Distribution Date; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and the Debtors have agreed or shall agree. Class 7 is unimpaired under the Plan. Holders of General Unsecured Claims in Class 7 are not entitled to vote on the Plan.

                 8. Treatment of Class 8 (Noteholder Deficiency Claims).

                      a) Noteholder Deficiency Claims. The Allowed Noteholder Deficiency Claims shall be satisfied by the distribution to the Indenture Trustee on the Distribution Date of its proportionate share of the Liquidation Trust Shares to be distributed to the Noteholders. In order to qualify for a distribution, Noteholders shall have complied with the following:

                           i) Surrender of Securities or Debt Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each Noteholder shall surrender the Notes evidencing its Allowed Noteholder Deficiency Claim to the Indenture Trustee as the Disbursing Agent for the Class 8 Claims. No distribution of property hereunder shall be made to or on behalf of any such Noteholder unless and until the Notes are delivered to the Indenture Trustee, or the unavailability of such Notes is reasonably established to the satisfaction of the Liquidation Trust Board of Managers. In the event any Noteholder seeks to establish the unavailability of the Note evidencing such Allowed Noteholder Deficiency Claim, the Liquidation Trust Board of Managers shall, within thirty (30) Business Days after receipt of the Noteholder’s evidence of unavailability and statement of indemnity of the Liquidation Trust Board of Managers, (i) provide the Noteholder, in writing, with a detailed description regarding the rejection of such evidence and statement of indemnity; or (ii) deliver to the Indenture Trustee a notice of compliance and distribute to such Noteholder its Pro-Rata Share of Liquidation Trust Shares. Any such Noteholder who fails to surrender or cause to be surrendered such Notes or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Liquidation Trust Board of Managers prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and claims in respect of such Notes and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Liquidation Trust notwithstanding any federal or state escheat laws to the contrary.

                          ii) Distribution Record Date. At the close of business on the Distribution Record Date, the transfer ledgers of the Indenture Trustee shall be closed, and there shall be no further changes to the record of Noteholders. The Liquidation Trust Board of Managers and the Indenture Trustee shall have no obligation to recognize any transfer of such Notes occurring after the Distribution Record Date. The Indenture Trustee and Liquidation Trust Board of Managers shall be entitled instead to recognize and deal for all purposes hereunder with only those Noteholders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

                         iii) Delivery of Distributions. Distribution of property shall be made by the Indenture Trustee to Noteholders at the addresses contained in the official records of the Indenture Trustee. If any Noteholder’s distribution is returned as undeliverable, no further distributions to such Noteholder shall be made unless and until the Indenture Trustee and Liquidation Trust are notified of such Noteholder’s then current address, at which time all missed distributions shall be made to such holder without interest. Undeliverable distributions shall be returned to the Indenture Trustee until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Liquidation Trust and the claim of any Noteholder or successor to such Noteholder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

                        iv) Distribution of Liquidation Trust Funds. All funds or other property received by the Liquidation Trust shall be applied and distributed in accordance with the Liquidation Trust Agreement and the Plan.

                 9. Treatment of Class 9 (Intercompany Claims). All Intercompany Claims in existence on the Effective Date shall be extinguished and none of the Debtors shall receive any consideration from any other Debtor as a result of any Intercompany Claim. Class 9 is impaired under the Plan. Class 9 is deemed to have voted to reject the Plan. Holders of Claims in Class 9 will not be solicited to vote on the Plan.

                 10. Treatment of Class 10 (Subsidiary Equity Securities). All Subsidiary Equity Securities shall be canceled and terminated without any further act or action under any applicable agreement, law, regulation, order or rule. Class 10 is impaired under the Plan. Class 10 is deemed to have voted to reject the Plan. Holders of Claims in Class 10 will not be solicited to vote on the Plan.

                 11. Treatment of Class 11 (Old FGC Preferred Stock). Holders of Old FGC Preferred Stock shall receive nothing for their Old FGC Preferred Stock, and the Old FGC Preferred Stock shall be canceled and extinguished without further act or action under any applicable agreement, law, regulation, order or rule. Class 11 is impaired under the Plan. Class 11 is deemed to have voted to reject the Plan. Holders of Claims in Class 11 will not be solicited to vote on the Plan.

                 12. Treatment of Class 12 (FSI Warrant Claims). Holders of FSI Warrant Claims shall receive nothing for their FSI Warrant Claims, and the FSI Warrants shall be canceled and extinguished without further act or action under any applicable agreement, law, regulation, order or rule. Class 12 is impaired under the Plan. Class 12 is deemed to have voted to reject the Plan. Holders of Claims in Class 12 will not be solicited to vote on the Plan.

                 13. Treatment of Class 13 (Old FGC Common Stock). Holders of Old FGC Common Stock and any remaining FGC Equity Securities shall receive nothing for their Old Common Stock and remaining FGC Equity Securities, and the Old FGC Common Stock shall be canceled and extinguished without further act or action under any applicable agreement, law, regulation, order or rule. Nothing contained herein shall affect the right of a holder of Old FGC Common Stock to receive other consideration elsewhere under the Plan or through Final Orders of the Bankruptcy Court not related to the Old FGC Common Stock. Class 13 is impaired under the Plan. Class 13 is deemed to have voted to reject the Plan. Holders of Claims in Class 13 will not be solicited to vote on the Plan.

C.	Means of Implementation of the Plan.

                 1. Plan Implementation Steps Occurring on Effective Date. On the Effective Date, the following events shall occur in the following sequence:

                      a) FGC shall cause FMC and NCI to be merged with and into FGC pursuant to NRS Chapter 92A, with FGC being the surviving entity in the mergers. At or about the same time as such mergers, FGC and FI shall cause FAMI to be merged with and into FGC pursuant to NRS Chapter 92A, with FGC being the surviving entity and with no consideration being paid to FAMI’s shareholders in such merger. On or before the Effective Date, FGC shall execute or cause to be executed, and shall file or cause to be filed with the Nevada Secretary, the articles of merger and any related documents required for the mergers of FMC, NCI and FAMI to be effective at the earliest time reasonably practicable on the Effective Date.

                      b) Each of the Debtor Subsidiaries shall merge with and into FGC pursuant to NRS Chapter 92A, with FGC being the surviving entity and with no consideration being paid to the respective shareholders of the Debtor Subsidiaries in such mergers. On or before the Effective Date, the Debtors shall execute or cause to be executed, and shall file or cause to be filed with the Nevada Secretary and any other applicable governmental authorities, the articles of merger and any related documents required for the mergers of the Debtor Subsidiaries to be effective at the earliest time reasonably practicable on the Effective Date after the mergers specified in Section 6.1.1 of the Plan.

                      c) The Plan Distribution Cash shall be delivered to the Liquidation Trust to be held and preserved by the Liquidation Trust as property of the Estate to be paid in accordance with the Plan.

                      d) Payment from Plan Distribution Cash of all monies due but not yet paid in accordance with the Senior Management Incentive Program, including the Retention Payments and Cash Incentive Claims to the extent not previously paid, and delivery to Senior Management of their Liquidation Trust Shares as provided for in the Plan, the Restructuring Agreement and Compensation Order.

                      e) The Liquidation Trust Agreement in substantially the same form as Exhibit “D” attached hereto shall be executed and the Liquidation Trust shall be deemed effective. FGC shall settle the Liquidation Trust by irrevocably delivering and conveying to the Liquidating Trust (1) all Residual Assets; (2) all of the remaining assets of FGC; and (3) all rights to prosecute Litigation Claims. The Liquidation Trust shall assume all of the Tail Liabilities of FGC. The Liquidation Trust shares shall be distributed as provided for in the Plan, the Liquidation Trust Agreement and the Restructuring Agreement.

                      f) The FGC Equity Securities shall be deemed cancelled. FGC shall be dissolved pursuant to NRS 78.622 without action on the part of the directors, officers or holders of old FGC Common Stock. All of the officers and directors of FGC shall be deemed to have resigned. FGC shall provide such officers and directors with “tail” errors and omissions insurance coverage for a period of not less than three (3) years after the Effective Date similar to that provided officers and directors as of the Confirmation Date. From the Confirmation Date until the Effective Date, all the existing outside directors of FGC will continue to be compensated at their present levels.

                      g) All fund or other property received by the Liquidation Trust shall be applied and distributed in accordance with the Liquidation Trust Agreement and the Plan.

                 2. Distribution of Plan Distribution Cash. The Debtors shall determine the necessary amount of Plan Distribution Cash with the consent of the Informal Committee (not to be unreasonably withheld). In the event agreement cannot be reached between the Debtors and the Informal Committee prior to the Effective Date, the Bankruptcy Court shall determine the amount of Plan Distribution Cash.

                 3. Notice of Effectiveness. When all of the steps contemplated by Section 6.1 of the Plan have been completed, the Debtors shall file with the Bankruptcy Court and serve upon all holders of Claims and all potential holders of Administrative Claims known to the Debtors (whether or not disputed), a Notice of Effective Date of Plan. The notice shall include notice of the Administrative Claim Bar Date and Professional Fee Claim Bar Date.

                 4. Surrender of Securities or Debt Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each Noteholder shall surrender the Notes evidencing its Allowed Noteholder Deficiency Claim to the Indenture Trustee as the Disbursing Agent for the Class 8 Claims. No distribution of property hereunder shall be made to or on behalf of any such Noteholder unless and until the Notes are delivered to the Indenture Trustee or the unavailability of such Notes is reasonably established to the satisfaction of the Liquidation Trust Board of Managers. In the event any Noteholder seeks to establish the unavailability of the Note evidencing such Allowed Noteholder Deficiency Claim, the Liquidation Trust Board of Managers shall, within thirty (30) Business Days after receipt of the Noteholder’s evidence of unavailability and statement of indemnity of the Liquidation Trust Board of Managers, (i) provide the Noteholder, in writing, with a detailed description regarding the rejection of such evidence and statement of indemnity; or (ii) deliver to the Indenture Trustee a notice of compliance and distribute to such Noteholder any amounts distributable from the Liquidation Trust. Any such Noteholder who fails to surrender or cause to be surrendered such Notes or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Liquidation Trust Board of Managers prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and claims in respect of such Notes and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Liquidation Trust notwithstanding any federal or state escheat laws to the contrary.

                 5. Ratification of Liquidation Trust. On the Effective Date, each Person to whom an interest in the Liquidation Trust is distributed shall be deemed to have ratified and become bound by the terms of the Liquidation Trust Agreement.

                 6. No Corporate Action Required. As of the Effective Date: (i) the adoption, execution, delivery and implementation or assignment of all contracts, leases, instruments, releases and other agreements related to or contemplated by the Plan; (ii) the transfer of Estate assets provided for in Section 6.1 of the Plan; (iii) the mergers contemplated by Section 6.1 of the Plan; and (iv) the other matters provided for under or in furtherance of the Plan involving corporate action to be taken by or required of the Debtors shall be deemed to have occurred and be effective as provided therein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders, directors or officers of the Debtors.

                 7. Informal Committee. Any consent, waiver or other action pursuant to this Plan to be given by, or power conferred on, the Informal Committee shall be exercised by a vote of members of the Informal Committee who in the aggregate own, beneficially own or have investment discretion with respect to Notes comprising at least a majority of the outstanding principal amount of the Notes. There shall be no requirement of a meeting or notice to all Noteholders or Informal Committee members as a prerequisite to such a vote, and the vote may be by written consent of sufficient members of the Informal Committee.

                 8. Duties of Indenture Trustee. Following the Effective Date, the Indenture shall remain in effect to the extent required under the Plan and the Liquidation Trust. The Indenture Trustee shall take only those actions as from time-to-time requested by the Liquidation Trust Board of Managers on behalf of the Liquidation Trust, in accordance with the Indenture. On and after the Effective Date, the indemnity obligations to the Indenture Trustee under the Indenture shall become the obligations of the Liquidation Trust but in no event shall the Plan Distribution Cash of the beneficial interest of holders of General Unsecured Claims or Senior Management be subject to such indemnity claims.

                 9. Executory Contracts and Unexpired Leases.

                      a) Executory Contracts. All executory contracts and unexpired leases that both exist on the Confirmation Date and are set forth on the schedule of assumed executory contracts and unexpired leases attached to the Plan as Schedule “7.1,” shall be deemed assumed by the Debtors and assigned to the purchaser of substantially all of the assets of the Fitzgeralds Reno Hotel Casino, or, at the election of the informal committee, the Liquidation Trust. Schedule 7.1 may be modified by the Debtors up to the Effective Date, with notice to the non-debtor party to the contract affected by such modification and the Informal Committee.

                      b) Approval of Assumption or Rejection. Entry of the Confirmation Order shall constitute as of the Effective Date: (i) approval, pursuant to Bankruptcy Code Section 365(a), of the assumption by the relevant Debtors of each executory contract and unexpired lease listed on Schedule 7.1, (ii) approval, pursuant to Bankruptcy Code Section 365(f), of the assignment of each such executory contract and unexpired lease to the Liquidation Trust; and (iii) authorization for the relevant Debtors to reject each executory contract and unexpired lease to which any of the Debtors are parties and which is not listed on Schedule 7.1 and merely assumed, assumed and assigned nor rejected by separate order prior to the Effective Date. Upon the Effective Date, each counter party to an executory contract or unexpired lease listed on Schedule 7.1 of the Plan shall be deemed to have consented to assumption and assignment contemplated by Bankruptcy Code Section 365(c)(1)(B), to the extent such consent is necessary for such assumption and assignment. Notwithstanding anything contained herein to the contrary, up to the Confirmation Date the Debtors, with the consent of the Informal Committee, shall have the right to add to or delete from Schedule 7.1 of the Plan any executory contract or unexpired lease.

                      c) Cure of Defaults. The Liquidation Trust shall Cure any defaults respecting each executory contract or unexpired lease assumed pursuant to Section 7.1 of the Plan upon the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such dates as may be fixed by the Bankruptcy Court or agreed upon by the Debtors, with the consent of the Informal Committee and after the Effective Date, the Liquidation Trust; or (iii) the tenth (10th) Business Day after the entry of a Final Order resolving any dispute regarding (a) a Cure amount; (b) the ability of FGC or the Liquidation Trust to provide“ adequate assurance of future performance” under the executory contract or unexpired lease assumed pursuant to the Plan in accordance with Section 365(b)(1) of the Bankruptcy Code; or (c) any matter pertaining to assumption, assignment or the Cure of a particular executory contract or an unexpired lease.

                      d) Post-Petition Date Contracts and Leases. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the Debtors or the Liquidation Trust, as applicable, in the ordinary course of their business.

                      e) Restructuring Agreement. Entry of the Confirmation Order shall constitute authorization for the assumption and assignment on the Effective Date by Debtors to the Liquidation Trust of the (a) Restructuring Agreement to the extent obligations and rights contained therein remain unperformed, (b) the Risk Management Contracts existing as of the Effective Date. The Liquidation Trust shall assume and be bound by all such obligations and rights which remain.

                      f) Bar Date. All proofs of Claims with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with KPMG, LLP, Claims Agent, Attention: Jeff Truitt, 355 South Grand Avenue, #2000, Los Angeles, California 90071, no later than thirty (30) days after the entry of the Effective Date. Any Claim not filed within such time shall be forever barred.

                 10. Indemnification Obligations. Any obligations of the Debtors to indemnify any officer, director or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and assumed by (and where applicable, assigned to) the Liquidation Trust on the Effective Date; provided, however, that all obligations of FGC under such executory contracts shall be deemed satisfied by FGC’s payment in full prior to the Effective Date of the premium for a claims-made insurance policy providing $10,000,000.00 of tail coverage with a three-year term, substantially on the same terms as the FGC Directors’ & Officers’ insurance policy in effect as of the Confirmation Date.

D.	Conditions to Confirmation of Plan.

                 1. Conditions To Confirmation. The following are conditions precedent to confirmation of the Plan:

                      a) The Confirmation Order shall have been entered and be in form and substance reasonably acceptable to the Debtors and the Informal Committee;

                      b) There shall have been no Consenting Noteholder Default, Debtor Default or Senior Management Default under the Restructuring Agreement, which default has not been waived pursuant to such agreement, and there shall have been no termination upon condition subsequent of the Restructuring Agreement

                 2. Conditions To Effectiveness. The following are conditions precedent to the occurrence of the Effective Date:

                      a) The Confirmation Order shall be a Final Order, except that the Debtors reserve the right, with the consent of the Informal Committee, to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

                      b) No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending, including any appeal;

                      c) All documents necessary to implement the transactions contemplated by the Plan shall be in form and substance reasonably acceptable to the Debtors and the Informal Committee;

                      d) Sufficient Plan Distribution Cash is set aside, reserved and withheld to make distributions required by the Bankruptcy Code and the Plan;

                      e) Final Orders are entered approving the sale by 363 Motion of the Operating Companies; and

                      f) The sales of the Operating Companies have been consummated and the Debtors have ceased to have any gaming activities;

                       g) The Debtors shall have received any and all required approvals by the Gaming Authorities to consummate the sales of the Operating Companies and the Plan; and

                       h) The Debtors shall not have adopted any retention or severance plans for employees.

                 3. Waiver of Conditions. The Conditions to Confirmation and Conditions to Effectiveness may be waived in whole or in part by the Debtors and the Informal Committee at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to Confirmation and consummation of the Plan.

XI.	RISK FACTORS

      In addition to matters addressed elsewhere in this Disclosure Statement, the Plan involves certain significant risks which should be taken into consideration.

      Even if the requisite acceptances are received, the Plan may not be confirmed by the Bankruptcy Court. Confirmation of the Plan requires, among other things, a finding by the Bankruptcy Court that it is not likely that there will be a need for further financial reorganization and that the value of distributions to dissenting members of impaired Classes of Creditors and Equity Securities not be less than the value of distributions such Creditors and holders of Equity Securities would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that dissenting members of impaired Classes of Creditors and Equity Securities will receive distributions at least as great as would be received in a liquidation under Chapter 7 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will conclude that these tests have been met.

      Because the Plan provides for the orderly liquidation of the Debtors, common risk factors found in typical reorganizations are not deemed to be material or otherwise applicable with respect to the Plan. The Debtors are not being reorganized as going concerns. As such, there are no financing or regulatory (gaming or otherwise) contingencies. Rather, the only financing issues involve the sale of the Operating Companies, but those issues belong to the potential buyer(s), and are not a condition to confirmation or the effectuation of the Plan or performance thereunder. As of the date of this Disclosure Statement, the only sale which is not concluded is Fitzgeralds Reno.

      A condition to the effectiveness of the Plan is that the sales of the Operating Companies have been consummated. Although the Plan may be confirmed, there is a risk that the Debtors will be unable to conclude the final sale of Fitzgeralds Reno. The Plan would have to be modified or alternative plans would have to be considered in such a case.

XII.	POST EFFECTIVE DATE OPERATIONS AND PROJECTIONS

A.	Summary of Title to Property and Dischargeability.

                 1. Revesting of Assets. Subject to the provisions of the Plan, the property of the Estates shall be transferred to the Liquidation Trust on the Effective Date. As of the Effective Date, all such property shall be free and clear of all Liens, Claims, and Equity Securities except as otherwise provided in the Plan.

                 2. Preservation of Litigation Claims. In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, all Litigation Claims shall be transferred to the Liquidation Trust pursuant to Section 6.1.5 of the Plan. In the event Allowed General Unsecured Claims are not paid in full in Cash in accordance with subsection 5.2 of the Plan, and instead, receive beneficial interests in the Liquidation Trust, the Avoidance Actions as part of Litigation Claims, shall include the right to Postpetition Date Cash Distributions and Prepetition Date Excess Cash Distributions.

                 3. Discharge. All of the Debtors’ assets will be liquidated and the proceeds of which will be distributed pursuant to this Plan. As such, no assets are being retained by Debtors and the Debtors shall not receive a discharge.

                 4. Injunction. From and after the Effective Date, and except as provided in the Plan and the Confirmation Order, all entities that have held, currently hold or may hold a Claim or other debt or liability or an Equity Security or other right of an Equity Security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Equity Security or rights: (i) commencing or continuing in any manner any action or other proceeding against the Liquidation Trust or its respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Liquidation Trust or its respective property; (iii) creating, perfecting or enforcing any Lien or encumbrance against the Liquidation Trust or its respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Liquidation Trust or its respective property; and (v) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunction set forth in this section.

B.	Exculpation and Limitation of Liability.

      From and after the Effective Date, none of the Debtors, the Liquidation Trust, or the Informal Committee nor any of their respective present or former members, directors, officers, managers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Security or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, Liquidation Trust, 363 Motion, the pursuit of confirmation of the Plan or the consummation of the Plan, except for (i) under the Restructuring Agreement to the extent assumed and assigned to the Liquidation Trust, (ii) violations of the Risk Management Contracts, (iii) gross negligence and (iv) willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Security, nor any other party-in-interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against the Debtors, the Liquidation Trust, the Informal Committee or any of their respective present or former members, officers, directors, managers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, except for (i) their willful misconduct or gross negligence, (ii) matters specifically contemplated by either the Plan or the Liquidation Trust and (iii) any liability of an attorney to its client not subject to exculpation under the Bankruptcy Code.

C.	Post Confirmation Reporting and Quarterly Fees to the United States Trustee.

      Prior to the Effective Date, Debtors, and after the Effective Date the Liquidation Trust, are obligated to pay the United States Trustee quarterly fees based upon all disbursements in accordance with the sliding scale set forth in 28 U.S.C. §1930(a)(6). These fees accrue throughout the pendency of the Chapter 11 Cases until entry of a final decree. United States Trustee fees paid prior to confirmation of the Plan will be reported in operating reports required by 11 U.S.C. §704(8), 1106(a)(1), 1107(a) and the United States Trustee Guidelines. All United States Trustee quarterly fees accrued prior to confirmation of the Plan will be paid on or before the Effective Date pursuant to 11 U.S.C. §1129(a)(12). All United States Trustee fees accrued post-confirmation will be timely paid on a calendar quarter basis and reported both on post-confirmation reports required by Local Rule 3020 and in post-confirmation operating reports required by the United States

Trustee Guidelines. Final fees will be paid on or before the entry of a final decree in these Chapter 11 Cases.

XIII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A.	Introduction.

      Implementation of the Plan may have federal, state, and local tax consequences to the Debtors and to the holders of Allowed Claims, FGC Equity Securities, and FSI Warrants. The following summary does not address the federal income tax consequences to holders whose Allowed Claims are entitled to reinstatement or payment in full in cash under the Plan (e.g., Priority Wage Claims, Priority Benefit Plan Contribution Claims, Priority Customer Deposit Claims, Miscellaneous Secured Claims and General Unsecured Claims).

      NO TAX OPINION HAS BEEN SOUGHT OR WILL BE OBTAINED WITH RESPECT TO ANY CONSEQUENCES OF THE PLAN. THE FOLLOWING DISCLOSURE (THE “TAX DISCLOSURE”) DOES NOT CONSTITUTE AND IS NOT INTENDED TO CONSTITUTE EITHER A TAX OPINION OR TAX ADVICE TO ANY PERSON. RATHER, THE TAX DISCLOSURE IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY.

      The Tax Disclosure summarizes certain United States federal income tax aspects of the Plan, assuming the Plan is implemented as described herein, and does not attempt to comment on all such aspects. The Tax Disclosure does not attempt to consider any facts or limitations applicable to any particular holder of an Allowed Claim, FGC Equity Security or FSI Warrant which may modify or alter the following discussion. The Tax Disclosure does not address state, local, or foreign tax or any federal tax aspects of the Plan other than certain federal income tax aspects.

      The Tax Disclosure is based upon the provisions of the Internal Revenue Code of 1986, as amended (for purposes of this Tax Disclosure, the “IRC”). No assurance can be given that legislative, judicial or administrative changes will not be forthcoming that would affect the accuracy of the Tax Disclosure. Any such changes could be material and could be retroactive with respect to the transactions entered into or completed prior to the enactment or promulgation thereof. Finally, the federal income tax treatment of certain aspects of the Plan may be uncertain due to a lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the information discussed in the Tax Disclosure.

      HOLDERS OF ALLOWED CLAIMS, FGC EQUITY SECURITIES AND FSI WARRANTS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES) TO THEM AND/OR TO THE DEBTORS ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

B.	Tax Consequences To The Debtors.

                 1. Sale of Business Assets. The Restructuring Agreement requires the closing of the sales of the assets of the Operating Companies prior to the consummation of the Plan. Substantially all of the assets of the Operating Companies are collateral for the Notes. On December 6, 2001, pursuant to the Purchase Agreement, Majestic Investor acquired substantially all of the assets of FLVI (including the FSELLC Membership Interest), FMI, and 101 Main in exchange for $149,000,000.00 and the assumption by Majestic Investor of certain liabilities of FLVI, FMI, and 101 Main. It is also contemplated by the Restructuring Agreement, and assumed for purposes of this Tax Disclosure, that the Debtors will sell, on a going concern basis, substantially all of the assets of FRI, subject to the assumption of certain liabilities, to a third-party buyer.

      The Debtors and certain FGC non-Debtor subsidiaries (collectively, the “Group”) are consolidated for tax purposes. The Group will recognize gain or loss on the required disposition of each of its assets. FGC believes that, in the aggregate, the sale of the Group’s remaining assets will result in a net taxable gain to the Group. Any such gain will be offset, in whole or in part, by the Group’s net operating loss (“NOL”) carryforwards. As of December 31, 2001, the Group had combined NOL carryforwards of approximately $63 million. If the net taxable gain resulting from the required dispositions of the Group’s assets does not exceed the Group’s NOL carryforwards (including, for such purposes, any NOL carryforwards attributable to taxable years ending after December 31, 2001), plus any NOLs generated in the year of such dispositions, the Group would not incur a regular federal income tax liability as a result of such dispositions.

      In addition to the corporate income tax, the IRC imposes an alternative minimum tax (“AMT”) on a corporation’s income at a twenty percent (20%) rate to the extent, if any, that such tax exceeds the corporation’s regular corporate income tax liability. Special NOL computation rules apply to corporate taxpayers subject to the AMT. Generally, those rules provide that only ninety percent (90%) of a corporation’s taxable income (as computed for AMT purposes) may be offset by available NOL carryforwards (as computed for such purposes). An exception to those rules was provided by the Job Creation and Worker Assistance Act of 2002 (the “2002 JCA”). The 2002 JCA increases to 100% the amount by which a corporation’s taxable income (as computed for AMT purposes) may be offset by available NOL carryforwards (as computed for such purposes) generated or carried forward into taxable years ending in 2001 or 2002. Whether the Group will be subject to AMT on dispositions of remaining assets thus depends on the timing of such dispositions. With respect to asset dispositions after December 31, 2002, the exception provided by the 2002 JCA would not apply and the general limitation discussed above may cause the Group to be liable for AMT on a portion of any net taxable gain recognized.

                 2. Cancellation of Debt. By operation of the Plan, the Allowed Claims will either be satisfied, in full or in part, or extinguished for no consideration. This section discusses the tax implications (for the Group) arising from the treatment of Allowed Claims pursuant to the Plan.

                      a) Discharge of Indebtedness Income.

                            i) In General. The IRC generally provides that a taxpayer must include in gross income the amount of any income resulting from the cancellation or discharge of indebtedness (“COD income”) during the taxable year. No COD income results if payment of the discharged liability would have given rise to a deduction.

                           ii) Exception for Discharge in Title 11 Case. Section 108(a)(1) of the IRC provides an exception to the general rule of income inclusion if a discharge of indebtedness occurs in a title 11 case. For this purpose, a“title 11 case” is defined as a case under title 11 of the United States Code (relating to bankruptcy) if the taxpayer is under the jurisdiction of the bankruptcy court in such case and the discharge of indebtedness is granted by the court or is pursuant to a plan approved by the court.

                           iii) Tax Attribute Reduction. To the extent section 108(a)(1) of the IRC applies to exclude COD income from gross income, a taxpayer is generally required to reduce certain tax attributes. The following tax attributes are reduced in the listed order of priority: (i) NOLs; (ii) general business credits; (iii) minimum tax credits; (iv) capital loss carryovers; (v) tax basis of assets; (vi) passive activity loss and credit carryovers; and (vii) foreign tax credit carryovers. The tax attributes, other than credits, are generally reduced by one dollar for each dollar of COD income excluded from gross income under section 108(a)(1). Tax credit carryovers (i.e., general business credits, minimum tax credits, passive activity loss credits, and foreign tax credits) are reduced 33? cents for each dollar of COD income excluded from gross income under section 108(a)(1) of the IRC.

                      b) Application to the Debtors. Pursuant to the Plan, the Debtors will satisfy the Notes by distributing to the Indenture Trustee (for the benefit of and distribution to the Noteholders): (i) the cash proceeds of the collateral for the Notes; and (ii) Liquidation Trust Shares.

                 For federal income tax purposes, the Debtors will realize COD income to the extent (and in the amount) that the principal amount of the debt discharged exceeds the cash proceeds of the collateral for the Notes, plus the fair market value of the Liquidation Trust Shares distributed to the holders of Allowed Claims. This COD income will be excluded from the Group’s gross income as the discharge will be made in a title 11 case. Under the general rule discussed above, FGC would be required to reduce certain of its tax attributes by the amount of such COD income (in the order and amounts discussed above), after the determination of taxable income or loss for the taxable year of discharge. However, implementation of the Plan as described herein would result in the liquidation of FGC for federal income tax purposes. Assuming FGC is so liquidated, any remaining tax attributes (e.g., NOL carryforwards) would simply disappear.

                 3. Distribution of Liquidation Trust Shares. For federal income tax purposes, as discussed below, the Debtors intend to treat each holder of an Allowed Claim that receives Liquidation Trust Shares as if such holder received its pro rata share of the assets (and any liabilities) to be held by the Liquidation Trust (such assets and liabilities, the “Liquidation Trust Property”). Simultaneous with such constructive transfer, each holder of an Allowed Claim that receives Liquidation Trust Shares will be deemed to transfer the Liquidation Trust Property deemed received from the Debtors to the Liquidation Trust, with consequences discussed below.

                 For federal income tax purposes, the Debtors will recognize gain or loss, if any, on the constructive transfer of Liquidation Trust Property to holders of Allowed Claims. Taxable gain or loss for such purposes will generally be computed as the difference between the fair market value and adjusted tax basis of the Liquidation Trust Property. However, if any Liquidation Trust

Property is subject to a liability, the fair market value of such Property will be deemed to be the greater of fair market value or the amount of the associated liability.

C.	Taxation of the Liquidation Trust

                 1. General. The Plan provides that on the Effective Date, FGC shall take all other steps necessary to establish the Liquidation Trust. Treasury Regulation Section 301.7701-4(d) provides that a trust will be considered a liquidating trust if: (i) it is organized for the primary purpose of liquidating and distributing the assets transferred to it; and (ii) its activities are all that is reasonably necessary to, and consistent with, the accomplishment of that purpose. Although no assurances can be provided, FGC believes that the Liquidation Trust will qualify as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d).

                 2. Holders of Liquidation Trust Shares. Because FGC believes that the Liquidation Trust will qualify as a liquidating trust for federal income tax purposes, FGC intends to treat the Liquidation Trust as a grantor trust for such purposes.

      The trustee of the Liquidation Trust will be required to: (i) value any property transferred to the Liquidation Trust consistent with the valuation of such property established by the holders of Allowed Claims; and (ii) employ such value for all federal income tax purposes. Pursuant to the Plan and Liquidation Trust Agreement, the trustee of the Liquidation Trust will be required to file income tax returns for the Liquidation Trust as a grantor trust.

      Each holder of an Allowed Claim that receives and holds Liquidation Trust Shares will be treated as a beneficiary of the Liquidation Trust, subject to taxation under section 671 of the IRC. Each holder of Liquidation Trust Shares, as a beneficiary of a grantor trust, will be subject to current taxation on the income, if any, generated by the Liquidation Trust. There is a risk that cash distributions from the Liquidation Trust during a taxable year may be insufficient to offset the income taxes, if any, resulting from a beneficiary’s distributive share of any income generated by the Liquidation Trust during such year.

D.	Tax Consequences to Creditors.

                 1. General. Each holder of an Allowed Claim will recognize gain or loss on the actual or constructive exchange of such holder’s existing Allowed Claim (other than an Allowed Claim for accrued interest, as discussed below) for: (i) the cash proceeds of the collateral for the Notes; and (ii) the Liquidation Trust Property deemed received by such holder and deemed contributed to the Liquidation Trust (as discussed below).

For such purposes, gain will be recognized if the amount of cash actually received, and the fair market value of the Liquidation Trust Property deemed received by a holder, exceeds such holder’s adjusted tax basis in its Allowed Claim. Loss will be recognized if a holder’s adjusted tax basis in its Allowed Claim exceeds the amount of cash actually received, and the fair market value of the Liquidation Trust Property deemed received by the holder. The tax basis of a holder’s Liquidation Trust Shares received pursuant to the Plan of Reorganization will be equal to the fair market value of the Liquidation Trust Property deemed distributed to the holder (as discussed below).

                 2. Receipt of Liquidating Trust Shares. For federal income tax purposes, FGC intends to treat each holder of an Allowed Claim that receives Liquidation Trust Shares as if such holder received its pro rata share of the Liquidation Trust Property and transferred such Property to the Liquidation Trust. This characterization applies only to property that is directly transferred by FGC to the Liquidation Trust and does not apply to property that is directly transferred by FGC to holders of Allowed Claims.

                 3. Treatment of Accrued Interest. Income attributable to accrued but unpaid interest will be treated as ordinary income regardless of whether a holder’s existing Allowed Claim is a capital asset in its hands. If a holder of an existing Allowed Claim was not required to include in income accrued but unpaid interest attributable to such Allowed Claim, and exchanges or is deemed to exchange its Allowed Claim (including the portion reflecting accrued but unpaid interest) for cash or Liquidation Trust Property pursuant to the Plan, such holder will be treated as receiving ordinary income to the extent that any consideration so received is allocable to the accrued interest. The foregoing rule will apply regardless of whether such holder realizes an overall gain or loss as a result of the exchange of its Allowed Claim. A holder that included in income accrued but unpaid interest attributable to its existing Allowed Claim will recognize a loss to the extent the accrued but unpaid interest is not fully satisfied.

      Each Noteholder is urged to consult its tax advisor regarding the allocation of consideration it receives pursuant to the Plan of Reorganization, and the deductibility of any unpaid interest or amortized original issue discount (“OID”) for tax purposes.

                 4. Character of Gain or Loss Recognized.

                      a. In General. The character of the gain or loss recognized by each Noteholder will depend upon the nature of the Noteholder’s Allowed Claim. Gain or loss recognized by a Noteholder in whose hands the Allowed Claim constitutes a capital asset will be characterized as capital gain or capital loss, except to the extent of property received that is attributable to interest (including accrued market discount, if any).

                      b. Treatment of Market Discount. Section 1276 of the IRC provides that any gain recognized upon the disposition of certain debt instruments will be treated as ordinary income to the extent of accrued market discount, computed either under the constant interest rate or ratable accrual method. A debt instrument acquired after its original issuance for an amount lower than the sum of: (i) the issue price of the debt instrument; and (ii) the aggregate amount of OID includible in gross income of all holders for periods before the acquisition of the debt instrument by the taxpayer has been acquired at a market discount (e.g., because interest rates have risen since the original issue date). A debt instrument acquired at its original issuance is generally not treated as acquired at a market discount unless: (i) the tax basis in the debt instrument is determined under section 1012 of the IRC and is less than the issue price of the debt instrument; or (ii) the debt instrument was issued pursuant to a plan of reorganization in exchange for another debt instrument having market discount.

                 5. Long-term vs. Short-term Gains and Losses. In general, any capital gains or losses recognized by a holder of an Allowed Claim or FGC Equity Security will be classified as short-term capital gains or losses if the capital gains or losses are attributable to assets held for not more than one year. Conversely, any capital gains or losses recognized by a holder of an Allowed Claim or FGC Equity Security will be classified as long-term capital gains or losses if the capital gains or losses are attributable to assets held for more than one year.

                 6. Withholding. The Disbursing Agent will withhold any amounts required by law from payments made to Noteholders. This may require payments by certain Noteholders of the required withholding tax with respect to the non-cash consideration issued under the Plan. In addition, Noteholders may be required to provide general tax information to the Disbursing Agent.

E.	Tax Consequences To Holders Of FGC Equity Securities.

                 1. Old FGC Common Stock. By operation of the Plan, the Old FGC Common Stock will be cancelled. Holders of the Old FGC Common Stock will not receive any consideration for their cancelled stock. If the holders of Old FGC Common Stock hold the stock as a capital asset, the holders should, on the Effective Date, recognize a capital loss equal to their adjusted tax basis in the Old FGC Common Stock.

                 2. Old FGC Preferred Stock. By operation of the Plan, the Old FGC Preferred Stock will be cancelled. Holders of the Old FGC Preferred Stock will not receive any consideration for their cancelled stock. If the holders of the Old FGC Preferred Stock hold the stock as a capital asset, the holders should, on the Effective Date, recognize a capital loss equal to their adjusted tax basis in the Old FGC Preferred Stock.

                 3. Subsidiary Equity Securities. By operation of the Plan, Subsidiary Equity Securities will be cancelled. Holders of the Subsidiary Equity Securities will not receive any consideration for their cancelled securities. If the holders of Subsidiary Equity Securities hold such stock as a capital asset, the holders should recognize on the Effective Date a loss equal to their adjusted tax basis in the Subsidiary Equity Securities.

                 4. FSI Warrant Claims. By operation of the Plan, the FSI Warrants will be cancelled. Holders of the FSI Warrants will not receive any consideration for their cancelled warrants. If the holders of the FSI Warrants hold such warrants as a capital asset, the holders should, on the Effective Date, recognize a capital loss equal to their adjusted tax basis in the FSI Warrants.

XIV.	SECURITIES LAW CONSIDERATION

A.	Exemptions from Registration.

                 1. Securities Act of 1933, As Amended (the “1933 Act”). The Confirmation Order will authorize the issuance of the Liquidation Trust Shares to the Noteholders on account of their Allowed Noteholder Deficiency Claims and to members of Senior Management to the extent of their entitlement under the Restructuring Agreement and the Compensation Order. Such issuance will be without registration under the 1933 Act or under state securities laws in reliance on the exemption set forth in Section 1145 of the Bankruptcy Code (“Section 1145”). The Confirmation Order will include provisions to the effect that such exemption is available for the issuance of the Liquidation Trust Shares and that the Liquidation Trust is a “successor” to FGC within the meaning of Section 1145.

      Under Section 1145, the issuance of the Liquidation Trust Shares will be exempt from registration under the 1933 Act if the following three requirements are satisfied: (a) the securities must be issued by a debtor (or its successor) under a plan of reorganization; (b) each recipient of the securities must hold a claim against the debtor or an affiliate, an interest in the debtor or an affiliate, or a claim for an administrative expense against the debtor or an affiliate; and (c) the securities must be issued in exchange for the recipient’s claim against or interest in the debtor or an affiliate, or principally in such exchange and partly for cash or other property. The Debtors believe that the issuance of the Liquidation Trust Shares will satisfy all three requirements because (a) the Liquidation Trust will be a successor to the Debtors due to its acquisition of the Debtors’ assets; (b) the recipients of the Liquidation Trust Shares will be holders of claims against the Debtors; and (c) the recipients of the Liquidation Trust Shares will receive those securities principally in exchange for their claims against the Debtors.

                  2. Securities Exchange Act of 1934, As Amended (the “1934 Act”). Based on the anticipated number of record owners of Liquidation Trust Shares as of the Effective Date, the Debtors believe that the Liquidation Trust will not have to be subject to the registration or reporting requirements of the 1934 Act (“1934 Act Reporting”). However, the Debtors do not know if the Liquidation Trust will choose to be subject to 1934 Act Reporting notwithstanding the absence of a legal requirement to do so. If it so chooses, then it would be subject to a continuing public reporting process, requiring annual reports with audited financial statements, quarterly reports and other periodic reports to be filed with the SEC. Additionally, if the Liquidation Trust chooses to be subject to 1934 Act Reporting, then (i) the solicitation of votes of holders of the Liquidation Trust Shares may also be subject to the proxy requirements of Section 14 of the 1934 Act and (ii) Section 16 of the 1934 Act, which imposes certain short-swing liability and reporting obligations in connection with purchases and sales of securities, and the beneficial ownership reporting provisions of Section 13(d) of the 1934 Act may be applicable to certain holders of Liquidation Trust Shares.

                  3. Trust Indenture Act of 1939, As Amended (the “TIA”). The Debtors believe that the Liquidation Trust will not be subject to the TIA with respect to the creation of interests in the Liquidation Trust and the issuance of the Liquidation Trust Shares. Among other reasons, this is because the interests in the Liquidation Trust will not constitute unconditional obligations founded upon a contractual obligation to pay a sum certain, but rather only the right to receive a portion of the proceeds ultimately distributed by the Liquidation Trust upon liquidation of its assets.

                  4. Investment Company Act of 1940, As Amended (the “1940 Act”). The Debtors believe that the Liquidation Trust will not have to register under the 1940 Act. Among other reasons, this is because the issuance of the Liquidation Trust Shares will be merely incidental to the liquidation and dissolution of FGC and the Liquidation Trust (i) will exist solely to liquidate the assets of FGC, (ii) will not hold itself out as an investment company or conduct a trade or business, (iii) will terminate within three years after the Effective Date and (iv) will be under the jurisdiction of the Bankruptcy Court. Further, the Debtors do not contemplate that an active trading market for the Liquidation Trust Shares will develop nor do they contemplate that the Liquidation Trust or the Liquidation Trust Board of Managers will take affirmative action to facilitate such trading.

B.	Restrictions on Transfer.

      In general, the Liquidation Trust Shares may be resold by any person receiving them under the Plan without registration under the 1933 Act or under state securities laws, except by a person who is deemed an “underwriter” with respect to such securities. Paragraph (b) of Section 1145 (“Section 1145(b)”) defines underwriter as a person or entity who (i) purchases a claim against or equity interest in a debtor with a view to the distribution of the securities received on account of such claim or equity interest; (ii) offers to sell such securities on behalf of the holders thereof (except offers to sell fractional interests); (iii) offers to buy such securities from the holders if such offer to buy is with a view to the distribution thereof pursuant to an agreement made in connection with a plan, the consummation of a plan or the offer or sale of securities under a plan; or (iv) is an “issuer” with respect to the securities received, as that term is defined in Section 2(11) of the 1933 Act. In this context, an “issuer” of Liquidation Trust Shares would be any person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Liquidation Trust.

      Whether a person is an “issuer” and, therefore, an “underwriter” for purposes of Section 1145(b) will depend on a number of factors, including the relative size of the person’s interest in the Liquidation Trust; the distribution and concentration of other interests in the Liquidation Trust; the contractual or other relationships giving that person direct or indirect power over management policies and decisions of the Liquidation Trust; and whether the person actually has such power notwithstanding the absence of formal indicia of control. Members of the Liquidation Trust Board of Managers might, under all relevant facts and circumstances, be viewed as issuers and, therefore, as underwriters for purposes of Section 1145(b).

      Based on the published views of the SEC or its staff, the Debtors believe that a person who acquires less than one percent (1%) of a class of securities generally would not, by virtue of such acquisition, be deemed an underwriter with respect to those securities. The legislative history of Section 1145 suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a “control person” and, therefore, an underwriter. These published views and legislative history do not provide sufficient guidance on whether a person who receives more than one percent (1%) but less than ten percent (10%) of the securities of a reorganized debtor would be deemed an underwriter.

      Persons who are underwriters, as described above, and who want to resell their securities must either have the securities registered for resale or use an available exemption from registration. The Debtors have no plans to register under the 1933 Act any of the Liquidation Trust Shares to be distributed under the Plan nor are the Debtors aware of any plans for the Liquidation Trust to take such action. Accordingly, persons who are underwriters will be able to resell such securities only in limited circumstances in reliance on an exemption from the 1933 Act registration requirements, certain of which are discussed below in this Section, and in compliance with applicable state securities laws.

      Persons who are underwriters but are not “affiliates” (as defined in the next paragraph) of the Liquidation Trust may be eligible, without registration under the 1933 Act or state securities laws, to resell the Liquidation Trust Shares in “ordinary trading transactions” (within the meaning of Section 1145(b)). The Bankruptcy Code does not define “ordinary trading transactions” and the SEC has not given definitive guidance on the proper construction of that term. In no-action letters, however, the staff of the SEC has expressed no objection to the view that a transaction will be an “ordinary trading transaction” if (i) it is carried out on an exchange or in the over-the-counter market and the issuer of the traded securities is subject to the reporting requirements of the 1934 Act Reporting, and (ii) such transaction does not involve concerted action by recipients (or their distributors) to sell such securities, the preparation or use of informational documents, or the payment of special compensation to brokers or dealers in connection with such sale. The Debtors, however, believe that as of the Effective Date, the Liquidation Trust will not have to be subject to 1934 Act Reporting and they do not know if the Liquidation Trust will choose to be subject to 1934 Act Reporting even though not legally required to do so. Therefore, underwriters may be unable to rely on the “ordinary trading transactions” provision of Section 1145(b) for resales of Liquidation Trust Shares.

      Also, based on the position taken by the staff of the SEC in no-action letters, recipients of Liquidation Trust Shares who are affiliates of the issuer would be eligible to resell those securities (if not registered) under Rule 144 under the 1933 Act (“Rule 144”), as Rule 144 applies to sales by affiliates of securities which are not restricted securities. Under Rule 144, an “affiliate” of an issuer of securities is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer. This definition of “affiliate” is essentially the same as the definition of “issuer,” as the latter term is used in the definition of“ underwriter” in Section 1145(b), as discussed above.

      In the context of securities which (i) were issued pursuant to the Section 1145 exemption from securities law registration and (ii) are held by affiliates of the issuer, Rule 144 provides that if certain conditions are met, including volume limitations, manner of sale and availability of current information about the issuer, affiliates of the issuer may resell their securities without registration.

      Broker-dealers effecting sales of Liquidation Trust Shares distributed under the Plan will have an obligation under paragraph (a)(4) of Section 1145 for a period of 40 days after the distribution to provide purchasers of such securities with a copy of this Disclosure Statement (and any supplements thereto, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities.

      THE FOREGOING SUMMARY IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR GENERAL INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND ARE NOT PROVIDING ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW MATTERS DESCRIBED ABOVE AS THEY APPLY TO ANY PARTICULAR PERSON RECEIVING SECURITIES UNDER THE PLAN OR AS THEY APPLY UNDER ANY INDIVIDUAL CIRCUMSTANCES. IN LIGHT OF THE COMPLEXITY AND SUBJECTIVITY INVOLVED IN DETERMINING WHETHER A PARTICULAR HOLDER OF SECURITIES DESCRIBED HEREIN MAY BE DEEMED AN “UNDERWRITER,” “AFFILIATE” OR “CONTROL PERSON” UNDER THE LAWS AND REGULATIONS DISCUSSED ABOVE AND, CONSEQUENTLY, THE UNCERTAINTIES CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM SECURITIES LAW REGISTRATION IN CONNECTION WITH RESALES OR OTHER DISPOSITIONS OF THOSE

SECURITIES, THE DEBTORS URGE EACH CLAIMANT TO CONSIDER CAREFULLY AND CONSULT WITH HIS, HER, OR ITS OWN LEGAL ADVISERS WITH RESPECT TO THOSE (AND ANY RELATED) MATTERS.

      FURTHERMORE, ALTHOUGH THE DEBTORS HAVE EXPRESSED CERTAIN VIEWS HEREIN ON THE LIKELY STATUS UNDER THE SECURITIES LAWS OF THE LIQUIDATION TRUST AND THE LIQUIDATION TRUST SHARES, IT IS THE LIQUIDATION TRUST (WHICH IS NOT A DEBTOR) OR IN SOME SITUATIONS THE HOLDER OF LIQUIDATION TRUST SHARES THAT WILL BEAR THE ULTIMATE RESPONSIBILITY FOR DETERMINING SUCH STATUS AND COMPLYING WITH THE APPLICABLE SECURITIES LAWS. THE DEBTORS DO NOT KNOW WHAT POSITION THE LIQUIDATION TRUST WILL TAKE ON ANY RELEVANT SECURITIES LAW ISSUES.

      THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

XV.	GAMING REGULATION AND LICENSING

      As previously set forth, the Plan provides for the liquidation of the Operating Companies and the total cessation of gaming activities by the Debtors. The Debtors, through the Operating Companies, conducted business in multiple jurisdictions, each with their own regulatory requirements. Because the nature and structure of the purchaser of the remaining hotel/casino, Fitzgeralds Reno, is unknown at this time, the following is a general overview of gaming regulation and licensing in Nevada. Since the Effective Date of the Plan is conditioned upon the closing of sales of the Operating Companies, this overview will not be applicable to the Liquidation Trust since it will not have any gaming activities.

      The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (the “Nevada Act”) and to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”) and various local ordinances and regulations, including, without limitation, applicable city and county gaming and liquor licensing authorities (collectively, the “Nevada Gaming Authorities”).

      The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and filing periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company’s gaming operations.

      In regard to a proposed purchase of Fitzgeralds Reno (“Nevada Gaming Subsidiary”), the proposed purchasing company (the “Purchaser”) and its direct and indirect subsidiaries that would conduct gaming operations are required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. No person may become a stockholder of, or receive any percentage of profits from the Purchaser or a Nevada Gaming Subsidiary without first obtaining licenses and approvals from the Nevada Gaming Authorities.

      The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Purchaser, an intermediary company or a Nevada Gaming Subsidiary in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of a Nevada Gaming Subsidiary must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Purchaser and any intermediary company which is actively and directly involved in gaming activities of a Nevada Gaming Subsidiary may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

      If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Purchaser, an intermediary company or the Nevada Gaming Subsidiary, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Purchaser, any intermediary company or the Nevada Gaming Subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

      The Purchaser, any intermediary company and the Nevada Gaming Subsidiary are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. Substantially all material loans, leases, sales of securities and similar financing transactions by a Nevada Gaming Subsidiary must be reported to or approved by the Nevada Commission.

      If it were determined that the Nevada Act was violated by the Purchaser, any intermediary company or a Nevada Gaming Subsidiary, any registration or gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Purchaser, any intermediary company, the Nevada Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate a Nevada Gaming Subsidiary and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada.

      In the event that the proposed purchaser is a publicly-traded corporation that would be required to be registered under the Nevada Act (“Registered Corporation”), any beneficial holder of a Registered Corporation’s voting securities (or rights to acquire such securities), regardless of the number of shares owned, may be required to file an application, be investigated and have its suitability as a beneficial holder of the Registered Corporation’s voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

      The Nevada Act requires any person who acquires beneficial ownership of more than five percent (5%) of a Registered Corporation’s voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than ten percent (10%) of the voting securities of a Registered Corporation apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an“ institutional investor,” as defined in the Nevada Act, which acquires more than ten percent (10%), but not more than fifteen percent (15%), of a Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for “investment purposes only.” An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities’ analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation. Under certain circumstances, the Nevada Commission may find that an entity qualifies as an “institutional investor” even if the interest held is not in a publicly registered company. However, the same maximum investment of fifteen percent (15%) of the equity would remain.

      Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Purchaser will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Purchaser, any intermediary company, or the Nevada Gaming Subsidiary, the Purchaser (i) pays that person any dividend or interest upon voting securities of the Purchaser, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the City of Reno, would have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

      The Nevada Commission may, in its discretion, require the holder of any debt or similar security of a Registered Corporation, such as the Notes, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. In addition, the Purchaser has the right to require a holder of Notes who fails to apply for a license or a finding of suitability as required by any Nevada Gaming Authority to dispose of its Notes or to redeem such notes.

      The Purchaser and the Nevada Gaming Subsidiary would be required to maintain a current stock ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Purchaser will also be required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Purchaser’s stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

      The Purchaser may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The pledge of the equity securities of a Corporate Licensee or an entity that is registered as an intermediary company (“Stock Pledges”) also requires the prior approval of the Nevada Commission. In addition, restrictions on the transfer of an equity security issued by a corporate licensee or intermediary company and agreements not to encumber such securities (collectively, “Stock Restrictions”) are ineffective without the prior approval of the Nevada Commission.

      Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

      The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation’s Board of Directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purposes of acquiring control of the Registered Corporation.

      License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee’s respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the serving or selling of food or refreshments or the selling of any merchandise. Nevada licensees that hold a manufacturer’s license or a distributor’s license also pay certain fees and taxes to the State of Nevada.

      Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively,“Licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, foreign Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Such Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

      The sale of alcoholic beverages is subject to licensing, control and regulation by City of Reno. All such licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license.

XVI.	CONFIRMATION OF THE PLAN

A.	Confirmation of the Plan.

      Pursuant to Section 1128(a) of the Bankruptcy Code, the Bankruptcy Court will hold a hearing regarding confirmation of the Plan at the United States Bankruptcy Court, 300 Booth Street, Reno, Nevada 89509, commencing on February 10, 2003 at 2:00 p.m. PST.

B.	Objections to Confirmation of the Plan.

      Section 1128(b) provides that any party-in-interest may object to confirmation of a plan. Any objections to confirmation of the Plan must be in writing, must state with specificity the grounds for any such objections and must be filed with the Bankruptcy Court and served upon the following parties so as to be received on or before the time fixed by the Bankruptcy Court:

Counsel for the Debtors: Gordon & Silver, Ltd. 3960 Howard Hughes Parkway, 9th Floor Las Vegas, Nevada 89109 Telephone: 702-796-5555 Facsimile: 702-369-2666 Attn: Gerald M. Gordon, Esq

      For the Plan to be confirmed, the Plan must satisfy the requirements stated in Section 1129 of the Bankruptcy Code. In this regard, the Plan must satisfy, among other things, the following requirements.

                  1. Best Interest of Creditors and Liquidation Analysis. Pursuant to Section 1129(a)(7) of the Bankruptcy Code, for the Plan to be confirmed, it must provide that Creditors and holders of Equity Securities will receive at least as much under the Plan as they would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code (the “Best Interest Test”). The Best Interest Test with respect to each impaired Class requires that each holder of a Claim or Equity Security of such Class either: (i) accepts the Plan; or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court will determine whether the value received under the Plan by the holders of Claims in each Class of Creditors or Equity Securities equals or exceeds the value that would be allocated to such holders in a liquidation under Chapter 7 of the Bankruptcy Code. The Debtors believe that the Plan meets the Best Interest Test and provides value which is not less than that which would be recovered by each such holder in a Chapter 7 bankruptcy proceeding.

      Generally, to determine what Creditors and holders of Equity Securities in each impaired Class would receive if the Debtors were liquidated, the Bankruptcy Court must determine what funds would be generated from the liquidation of the Debtors’ assets and properties in the context of a Chapter 7 liquidation case, which for Unsecured Creditors would consist of the proceeds resulting from the disposition of the unsecured assets of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amounts would be reduced by the costs and expenses of the liquidation and by such additional Administrative Claims and Priority Claims as may result from the termination of the Debtors’ businesses and the use of Chapter 7 for the purpose of liquidation.

      The Debtors’ costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to additional attorneys and other professionals that such trustee might engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants and costs and expenses of members of any committees that are allowed in a Chapter 7 case. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors during the pendency of the Chapter 11 Cases.

      The foregoing types of Claims and such other Claims that may arise in the Chapter 7 case or result from the Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 Allowed Priority Claims, Allowed General Unsecured Claims and Equity Securities.

      The distributions from the liquidation proceeds would be paid Pro Rata according to the amount of the aggregate Claims held by each Creditor. The Debtors believe that the most likely outcome of liquidation proceeds under Chapter 7 would be the application of the “absolute priority rule.” Under that rule, no junior Creditor may receive any distribution until all senior Creditors are paid in full, with interest, and no Equity Security holder may receive any distribution until all Creditors are paid in full.

      The Debtors have determined that confirmation of the Plan will provide each Creditor and holder of an Equity Security with no less of a recovery than it would receive if the Debtors were liquidated under a Chapter 7. In a liquidation under Chapter 7, the Debtors have determined that (i) holders of Administrative Claims will be paid in full; (ii) holders of Miscellaneous Secured Claims will be paid in full from liquidation of their collateral; and (iii) holders of the Notes will not be paid in full from liquidation of the Collateral. As such, all other Priority and General Unsecured Claims, including the Deficiency Claims of Noteholders will not be paid in full. Holders of Equity Securities will receive nothing in liquidation.

      This determination is based upon the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors and holders of Equity Securities, including: (i) the likelihood of revocation of the Debtors’ gaming license in Nevada upon the occurrence of any such liquidation; (ii) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (iii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the “forced sale” atmosphere that would prevail; (iv) the adverse effects on the salability of business segments as a result of the departure of key employees and the loss of major customers; (v) the amount of existing Claims and the substantial increases in Claims that would have to be satisfied on a priority basis or on a parity basis with Creditors in the Chapter 11 Cases; and (vi) the fair market value of the Debtors’ assets.

      The Debtors also believe that the value of any distributions from the liquidation proceeds to Allowed Claims in Chapter 7 cases would be less than the value of distributions under the Plan because such distributions in the Chapter 7 cases would not occur for a substantial period of time. In the likely event litigation were necessary to resolve Claims asserted in the Chapter 7 cases, the delay could be prolonged for several years.

      As of the Petition Date, substantially all of the Debtors’ assets were encumbered by deeds of trusts and security agreements in favor of the Indenture Trustee on behalf of the Noteholders securing the principal amount of $205,000,000.00 plus accrued interest, for a total $248,235,132.72 as of the Petition Date. Based in part upon the sales price for Fitzgeralds Black Hawk, Fitzgeralds Tunica and Fitzgeralds Las Vegas to Majestic Investor, the fair market value of the Debtors’ real and personal property is estimated at $191,258,000.00 without regard to cash and cash equivalents), which is less than the above stated amount owed to the Noteholders as of the Petition Date. When the cost of liquidation of such property is considered as well as the time delay in receiving distributions, the Debtors believe that certain Creditors will receive substantially smaller distributions pursuant to a Chapter 7 liquidation than under the Plan. The Liquidation Analysis attached hereto as Exhibit “B” summarizes the Debtors’ best estimate of recoveries by Creditors in the event of liquidation of the Debtors as of December 31, 2002.

      Under the Plan, the impaired Classes of Claims are Classes 6, 8, 9, 10, 11, 12, and 13. The value provided under the Plan to these Classes is not less than they would receive in liquidation.

                  2. Feasibility. The Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must find that Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors (the “Feasibility Test”). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Debtors will possess the resources and working capital necessary to meet their obligations under the Plan.

                  3. Accepting Impaired Class. Since a Class of Claims is impaired under the Plan, for the Plan to be confirmed, the Plan must be accepted by at least one impaired Class of Claims (not including the votes of insiders of the Debtors).

                  4. Acceptance of Plan. For an impaired Class of Claims to accept the Plan, those representing at least two-thirds (2/3) in amount and a majority in number of the Allowed

Claims voted in that Class must be cast for acceptance of the Plan. Similarly, for an impaired Class of Equity Securities to accept the Plan, votes representing at least two-thirds (2/3) in amount of the outstanding Equity Securities voted in that Class must be cast for acceptance of the Plan.

                  5. Confirmation over Dissenting Class (“Cram Down”). If there is less than unanimous acceptance of the Plan by impaired Classes of Claims or Equity Securities, the Bankruptcy Court nevertheless may confirm the Plan at the Debtors’ request. Bankruptcy Code Section 1129(b) provides that if all other requirements of Bankruptcy Code Section 1129(a) are satisfied and if the Bankruptcy Court finds that: (i) the Plan does not discriminate unfairly and (ii) the Plan is fair and equitable with respect to the rejecting Class(es) of Claims or Equity Securities impaired under the Plan, the Bankruptcy Court may confirm the Plan despite the rejection of the Plan by dissenting impaired Class of Claims or Equity Securities. The Debtors will request confirmation of the Plan pursuant to Bankruptcy Code Section 1129(b) with respect to any impaired Class or Claims of Equity Security which does not vote to accept the Plan. The Debtors believe that the Plan satisfies all of the statutory requirements for Confirmation, that the Debtors have complied with or will have complied with all the statutory requirements for Confirmation of the Plan and that the Plan is proposed in good faith. At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the statutory requirements for Confirmation.

                  6. Allowed Claims. You have an Allowed Claim if: (i) you or your representative timely file a proof of Claim and no objection has been filed to your Claim within the time period set for the filing of such objections; (ii) you or your representative timely file a proof of Claim and an objection was filed to your Claim upon which the Bankruptcy Court has ruled and allowed your Claim; (iii) your Claim is listed by any of the Debtors in their respective schedules or any amendments thereto (which are on file with the Bankruptcy Court as a public record) as liquidated in amount and undisputed and no objection has been filed to your Claim; or (iv) your

Claim is listed by any of the Debtors in their respective schedules as liquidated in amount and undisputed and an objection was filed to your Claim upon which the Bankruptcy Court has ruled to allow your Claim. Under the Plan, the deadline for filing objections to Claims is ninety (90) days following the Effective Date. If your Claim is not an Allowed Claim, it is a Disputed Claim and you will not be entitled to vote on the Plan unless the Bankruptcy Court temporarily or provisionally allows your Claim for voting purposes pursuant to Bankruptcy Rule 3018. If you are uncertain as to the status of your Claim or Equity Security or if you have a dispute with any of the Debtors, you should check the Bankruptcy Court record carefully, including the schedules of the Debtors, and you should seek appropriate legal advice. The Debtors and their professionals cannot advise you about such matters.

                  7. Impaired Claims and Equity Securities. Impaired Claims and Equity Securities include those whose legal, equitable or contractual rights are altered by the Plan, even if the alteration is beneficial to the Creditor or Equity Security holder, or if the full amount of the Allowed Claims will not be paid under the Plan. Holders of Claims which are not impaired under the Plan are deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and the Debtors need not solicit the acceptances of the Plan of such unimpaired Claims. Holders of Claims or Equity Securities which are to receive nothing under the Plan are deemed to have voted to reject the Plan. As such, only holders of Claims in impaired Classes 6 and 8 under the Plan are entitled to vote.

                  8. Voting Procedures.

                      a) Submission of Ballots. All Creditors entitled to vote will be sent a Ballot, together with instructions for voting, a copy of this approved Disclosure Statement and a copy of the Plan. You should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that was sent with this Disclosure Statement. Unless otherwise instructed by a record holder of Notes, you should complete your Ballot and return it as follows:

GORDON & SILVER, LTD. 3960 HOWARD HUGHES PARKWAY, 9TH FLOOR LAS VEGAS, NV 89109 ATTN: THOMAS H. FELL, ESQ. TELEPHONE: (702) 796-5555 FACSIMILE: (702) 369-2666

      TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS LISTED ABOVE BY 5:00 P.M. PACIFIC STANDARD TIME, FEBRUARY 3, 2003.

                       b) Incomplete Ballots. Unless otherwise ordered by the Bankruptcy court, Ballots which are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will be counted as a vote on the Plan.

                       c) Withdrawal of Ballots. A Ballot may not be withdrawn or changed after it is cast unless the Bankruptcy Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change.

                       d) Questions and lost or damaged Ballots. If you have any questions concerning these voting procedures, if your Ballot is damaged or lost or if you believe you should have received a Ballot but did not receive one, you may contact:

GORDON & SILVER, LTD. 3960 HOWARD HUGHES PARKWAY, 9TH FLOOR LAS VEGAS, NV 89109 Attn: Thomas H. Fell, Esq. TELEPHONE: (702) 796-5555 FACSIMILE: (702) 369-2666

XVII.	ALTERNATIVE TO THE PLAN

      The Debtors believe that the Plan provides Creditors and holders of Equity Securities the best and most complete form of recovery available. As a result, the Debtors believe that the Plan serves the best interests of all Creditors and parties-in-interest in the Chapter 11 Cases.

      In formulating and developing the Plan, the Debtors have explored numerous other alternatives and engaged in an extensive negotiation process with the Informal Committee. The Debtors believe not only that the Plan, as described herein, fairly adjusts the rights of various Classes of Creditors and enables the Creditors to realize the greatest sum possible under the circumstances, but also that rejection of the Plan in favor of some theoretical alternative method of reconciling the Claims and Equity Securities of the various Classes will require, at the very least, an extensive and time consuming negotiation process and will not result in a better recovery for any Class. It is not atypical for bankruptcy proceedings involving substantial entities to continue for months or years before a plan of reorganization is consummated and payments are made.

A.	Alternative Plans of Reorganization.

      Under the Bankruptcy Code, a debtor has an exclusive period of one hundred and twenty (120) days and an additional vote solicitation period of sixty (60) days from the entry of the order for relief during which time, assuming that no trustee has been appointed by the Bankruptcy Court, only a debtor may propose and confirm a plan. After the expiration of the initial one hundred and eighty (180) day period and any extensions thereof, the debtor, or any other party-in-interest, may propose a different plan provided the exclusivity period is not further extended by the Bankruptcy Court. Such an alternative plan might involve either a reorganization and continuation of a debtor’s business, an orderly liquidation of the assets or some combination thereof.

B.	Liquidation Under Chapter 7.

      If a plan cannot be confirmed, a chapter 11 case may be converted to a case under chapter 7, in which a trustee would be elected or appointed to liquidate the assets of the debtor for distribution to their creditors and holders of equity security in accordance with the priorities established by the Bankruptcy Code. For a discussion of the effect that a chapter 7 liquidation would have on the recovery by creditors, see Section XVI B.1. “Confirmation of the Plan – Best Interest of Creditors

and Liquidation Analysis.”

      As previously stated, the Debtors believe that a liquidation under Chapter 7 would result in a substantially reduced recovery of funds by their Estates because of: (i) an enormous loss of value resulting from the possible revocation of gaming and regulatory licenses; (ii) a significant loss of value resulting from the possible authorization by the Gaming Authorities of a trustee who would be authorized to operate the Estates and could be authorized to sell the assets and the additional Administrative Expenses and fees associated therewith (iii) additional Administrative Expenses involved in the appointment of a trustee for the Debtors and attorneys and other professionals to assist such trustee; and (iv) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations. Accordingly, the Debtors believe that holders of certain classes of Claims may be expected to receive substantially smaller distributions pursuant to a Chapter 7 liquidation than under the Plan.

C.	Preference and Other Avoidance Actions.

      A bankruptcy trustee (or the entity as debtor-in-possession) may avoid as a preference a transfer of property made by a debtor to a creditor on account of an antecedent debt while a debtor was insolvent, where that creditor receives more than it would have received in a liquidation of the entity under Chapter 7 of the Bankruptcy Code had the payment not been made, if (i) the payment was made within ninety (90) days before the date the bankruptcy case was commenced; or (ii) if the creditor is found to have been an “insider” as defined in the Bankruptcy Code, within one (1) year before the commencement of the bankruptcy case. A debtor is presumed to have been insolvent during the ninety (90) days proceeding the commencement case. A bankruptcy trustee (or the entity as debtor-in-possession) may avoid as a fraudulent transfer a transfer of property made by a debtor within one year (and under applicable Nevada law, three years) before the date the bankruptcy case was commenced if (i) the debtor received less than a reasonably equivalent value in exchange for such transfer; and (ii) was insolvent on the date of such transfer or became insolvent as a result of such transfer, such transfer left the debtor with an unreasonably small capital, or the debtor intended to incur debts that would be beyond debtor’s ability to pay as such debts matured.

      Although the Debtors have not fully analyzed various potential preference or other avoidance actions, it is possible that some possible prepetition transactions may be avoidable. Pursuant to the Restructuring Agreement, the Indenture Trustee on behalf of the Noteholders received $6,227,708.00 on December 4, 2000. Additionally, various professionals employed by the Indenture Trustee and Noteholders received payments for fees and costs. Such payments to the Indenture Trustee and the various professionals are potential preferential transfers, provided other General Unsecured Claims are not paid in full.

      The Debtors have not fully analyzed all payments made to various vendors during the months proceeding the filing of the Chapter 11 Cases. Although the Debtors believe they were current with vendors and made payments in the ordinary course of business, payments may have been made that are potential preferential transfers.

      At the present time, the Debtors do not intend to pursue these potential preference actions so long as Class 7 General Unsecured Creditors are paid in full.

/ / /

/ / /

/ / /

/ / /

/ / /

XVIII.	RECOMMENDATION AND CONCLUSION

      The Plan provides the best possible recovery for Creditors. Accordingly, the Debtors recommend that all Creditors who are entitled to vote on the Plan should vote to accept the Plan.

      DATED this _____ day of December, 2002.

FITZGERALDS GAMING CORPORATION, a Nevada corporation

FITZGERALDS SOUTH, INC., a Nevada corporation

FITZGERALDS RENO, INC., a Nevada corporation

FITZGERALDS INCORPORATED, a Nevada corporation

FITZGERALDS LAS VEGAS, INC., a Nevada corporation

FITZGERALDS MISSISSIPPI, INC., a Nevada corporation

FITZGERALDS BLACK HAWK, INC., a Nevada corporation

FITZGERALDS BLACK HAWK II, INC., a Colorado corporation

101 MAIN STREET LIMITED LIABILITY COMPANY, a Colorado Limited Liability Company

FITZGERALDS FREMONT EXPERIENCE CORPORATION, a Nevada Corporation

By

MICHAEL E. MCPHERSON

PREPARED AND SUBMITTED BY:

GORDON & SILVER, LTD.

By:

GERALD M. GORDON, ESQ.
Nevada Bar No. 229
WILLIAM M. NOALL, ESQ.
Nevada Bar No. 3549
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
3960 Howard Hughes Parkway, 9th Fl.
Las Vegas, Nevada 89109
   Attorneys for Debtors

83